Exhibit 10.17

STOCK PURCHASE AGREEMENT

BY AND AMONG

AKOUSTIS, INC.,

AKOUSTIS TECHNOLOGIES, INC.,

JOE COLLINS,

LAILA HAQ COLLINS,

SAIRA Y. HAQ, TRUSTEE, NON-EXEMPT MARITAL TRUST CREATED MAY 26, 2006 UNDER THE TERMS OF THE HAQ LIVING TRUST DATED APRIL 12, 1989,

NABILA HAQ,

YOUSUF HAQ,

AND

GRINDING AND DICING SERVICES, INC.,

dated as of

January 1, 2023

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of January 1, 2023 (the “Effective Date”) by and among Akoustis, Inc., a Delaware corporation (“Purchaser”), Akoustis Technologies, Inc., a Delaware corporation (“Purchaser Parent”), Joe Collins (“Collins”), Laila Haq Collins, SAIRA Y. HAQ, TRUSTEE, NON-EXEMPT MARITAL TRUST CREATED MAY 26, 2006 UNDER THE TERMS OF THE HAQ LIVING TRUST DATED APRIL 12, 1989, Nabila Haq, and Yousuf Haq (collectively with Collins, each a “Seller”, and collectively the “Sellers”), Collins, as Sellers’ Representative, and Grinding and Dicing Services, Inc., a California corporation (the “Company”). Each of Purchaser, Purchaser Parent, the Sellers, Sellers’ Representative and the Company are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used in this Agreement have the meanings set forth herein and as specified in Exhibit A.

RECITALS

WHEREAS, the Company is engaged in wafer grinding and polishing, automated inspection, dicing, pick and place, general back-end silicon wafer processing and packaging, and quality assurance services (the “Business”);

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”); and

WHEREAS, pursuant to the terms of this Agreement, the Sellers desire to sell, and Purchaser desires to purchase from the Sellers, all of the Company Shares as follows:

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants, agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I
Purchase and Sale

Section 1.1 Sale and Purchase of the Company Shares; Purchase Price. On the Effective Date (the “Closing Date”), at a closing of transactions taking place by conference call and the electronic exchange of signature pages by email (the “Closing”), subject to and on the terms and conditions set forth in this Agreement, (i) each Seller shall sell, assign, contribute, transfer, convey and deliver the number of Company Shares set forth opposite such Seller’s name on Schedule I under the column titled “Company Shares Amount” to Purchaser; and (ii) Purchaser shall purchase and accept from each Seller the Company Shares, free and clear of all Encumbrances on the terms and subject to the conditions set forth in this Agreement.

Section 1.2 Closing Payments; Closing Deliverables. The aggregate purchase price for the Company Shares shall be $20,000,000 (the “Purchase Price”). The Closing shall be deemed to occur as of 12:01 a.m. New York time on the Closing Date.

(a) On the first Business Day following the Closing, (i) Purchaser shall pay or cause to be paid to the Sellers by wire transfer of immediately available funds in the respective amounts, and to the accounts, set forth on Schedule II hereto an aggregate amount of cash equal to $14,0000,000 less the aggregate amount of the Repaid Indebtedness and Closing Date Transaction Costs (the “Closing Cash Payment”) and (ii) Purchaser Parent shall issue by book entry to the Sellers an aggregate of 605,589 shares of Common Stock, allocated to each Seller as set forth on Schedule III (the “Closing Share Payment” and, together with the Closing Cash Payment, the “Closing Payment”).

(b) At the Closing, Purchaser shall deliver to the Sellers’ Representative a secured promissory note in the principal amount of $4,000,000, in the form agreed by Purchaser and the Sellers’ Representative (the “Note” and the Note’s principal amount, as adjusted pursuant to the terms of the Note and this Agreement, the “Note Amount”, and together with the Closing Cash Payment, the “Aggregate Cash Payment”). The Note Amount may be reduced by Purchaser to satisfy the Sellers’ obligations pursuant to Sections 1.3, 5.1(c), and 6.1 below. Purchaser covenants and agrees that it will not reduce the Note Amount except in accordance with this Agreement and upon not less than five (5) Business Days’ prior written notice to the Sellers’ Representative. If the Sellers’ Representative disagrees with such reduction, the Sellers’ Representative must deliver to Purchaser, within three (3) Business Days of receiving notice of such reduction, a written statement describing the dispute in reasonable detail. In the event of timely receipt of such written statement, Purchaser shall not make the subject reduction (as proposed by Purchaser or as modified following discussion between the parties) to the Note Amount unless and until mutually agreed in writing by Purchaser and the Sellers’ Representative; provided, however, that any reduction to the Note Amount made to satisfy the Sellers’ obligations pursuant to Section 1.3 shall be made following the final determination of Actual Working Capital in accordance with such Section 1.3. In the event of the payment of any of the Note Amount pursuant to the Note, within one Business Day after receipt of such funds, the Sellers’ Representative shall distribute such funds to Sellers by delivery of wire transfer of immediately available funds in the proportions set forth on Schedule III.

(c) Contemporaneously with the Closing, each of the following documents shall be delivered to the Sellers’ Representative:

(i) the Lease, executed by the Purchaser;

(ii) the CEO Employment Agreement, executed by the Purchaser;

(iii) the Note, executed by the Purchaser; and

(iv) the Guaranty Agreement, executed by the Company.

(d) Contemporaneously with the Closing, each of the following documents shall be delivered to Purchaser:

(i) the Lease, executed by Saira Haq, Trustee of the Haq Family Trust and Non-Exempt Marital Trust dated May 26, 2006;

(ii) stock certificates evidencing the Company Shares, duly endorsed in blank or accompanied by stock powers or instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iii) a Restrictive Covenant Agreement duly executed and delivered by each Seller that is a natural Person;

(iv) the CEO Employment Agreement, duly executed and delivered by Collins;

(v) the Note, executed by the Sellers’ Representative;

(vi) the Guaranty Agreement, executed by the Sellers’ Representative;

(vii) true and accurate copies of bank account statements of the Company showing an aggregate cash balance in such bank accounts of not less than $350,000 as of the Closing and confirmation, satisfactory to Purchaser, of Purchaser’s control of the Company Bank Accounts and ability to direct the disbursement of funds therein effective as of the Closing Date;

(viii) (1) a certification from the Company, dated the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (2) proof reasonably satisfactory to Purchaser that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(ix) a certificate of the secretary of the Company, in form and substance reasonably satisfactory to the Purchaser, certifying that (A) attached thereto is a true, correct and complete copy of (1) the Organizational Documents of the Company (certified, in the case of the Articles of Incorporation of the Company, as of a recent date by the Secretary of State of California), (2) resolutions duly adopted by the board of directors of the Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of good standing as of a recent date of the Company from the State of California and a certificate of authority (or comparable certificate) as of a recent date of the Company from each state or foreign jurisdiction in which it is qualified to conduct business; (B) the resolutions referenced in subsection (A)(2) are still in effect and have not been amended; and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Company’s existence, good standing or authority in any such jurisdiction;

(x) evidence, in form and substance satisfactory to Purchaser, of the termination of each Related Party Agreement;

(xi) copies of all consents, notices, approvals, waivers and authorizations referred to in Schedule 1.2(d)(xi);

(xii) written resignations, effective as of the Closing, from and duly executed by Collins, Laila Haq Collins and Saira Haq, from their respective positions as directors and officers of the Company;

(xiii) a duly executed IRS Form W-9 or Form W-8BEN-E from each Seller; and

(xiv) the Payoff Letters and copies of Form UCC-3 or other applicable forms of release, releasing all Encumbrances on the Company’s Assets and the Company Shares, in form and substance reasonably acceptable to the Purchaser.

Section 1.3 Post-Closing Purchase Price Adjustment.

(a) The Aggregate Cash Payment shall be increased or decreased as set forth below:

(i)	if the Actual Working Capital exceeds $750,000 (the “Target Working Capital”), the amount of such excess shall be added to the Closing Cash Payment; and

(ii)	if the Actual Working Capital is less than the Target Working Capital, the amount of such deficit shall be subtracted from the Closing Cash Payment.

“Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case as of the Closing Date and calculated in accordance with the accounting practices and policies used to prepare the Financial Statements. An example of the calculation of Working Capital is set forth on Schedule 1.3(a).

(b) Within 60 days after the Closing, Purchaser will prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth a calculation of Working Capital as of the Closing (“Actual Working Capital”) in a manner consistent with the requirements of this Section 1.3. Purchaser shall provide to Sellers’ Representative and include with the Closing Statement all information and calculations reasonably necessary or useful to evaluate the Closing Statement. Purchaser also shall send notice to Sellers’ Representative of Purchaser’s determination of any resulting changes to the Purchase Price.

(c) Within five Business Days after the final determination of Actual Working Capital in accordance with Section 1.3(b): (i) if Actual Working Capital exceeds the Target Working Capital, Purchaser will pay (or cause to be paid) to Sellers’ Representative, by wire transfer of immediately available funds to a bank account designated by Sellers’ Representative, the amount of such excess, which, within one Business Day after receipt of such funds, the Sellers’ Representative shall distribute such funds to Sellers by delivery of wire transfer of immediately available funds in the proportions set forth on Schedule III; or (ii) if Actual Working Capital is less than the Target Working Capital, the Note Amount shall be reduced by the amount of such deficit. Any payments made pursuant to this Section 1.3 shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

(d) If Sellers disagree with the calculation of Actual Working Capital in the Closing Statement, the Sellers’ Representative must deliver to Purchaser, within 60 days after the date Purchaser delivers the Closing Statement to Sellers’ Representative, as applicable, a written statement describing the dispute in reasonable detail (the “Dispute Notice”), which statement shall also contain Sellers’ proposed alternative calculation of Actual Working Capital. Sellers’ Representative shall provide to Purchaser and include with the Dispute Notice all information and calculations reasonably necessary or useful to evaluate the Dispute Notice. In connection with a Dispute Notice relating to Actual Working Capital, Sellers also shall send notice to Purchaser of Sellers’ determination of any resulting changes to the Purchase Price. If Sellers’ Representative does not deliver the Dispute Notice to Purchaser within such 60-day time period and if Purchaser has complied with all of its obligations under this Section 1.3, the calculation of Actual Working Capital set forth in the Closing Statement shall be deemed accepted by Sellers and will be conclusive and binding on the parties.

(e) Purchaser and Sellers’ Representative will negotiate in good faith to resolve any disagreements set forth in the Dispute Notice. During this period, Purchaser and Sellers’ Representative shall promptly deliver to the other party any documentation reasonably requested by such party pertaining to the Closing Statement or Dispute Notice, as applicable. If any items or amounts set forth in the Dispute Notice are not finally resolved within 30 days following the date on which the Dispute Notice is delivered to Purchaser, then either Purchaser or Sellers’ Representative will be entitled to submit such unresolved items or amounts to an independent accounting firm mutually agreed upon by Purchaser and Sellers’ Representative (the “Resolution Accountants”) to make the final determination with respect to such unresolved items or amounts. Purchaser and Sellers’ Representative will cooperate with the Resolution Accountants in all reasonable respects, and each will be afforded the opportunity to present to the Resolution Accountants any material relating to the determination and to discuss the determination with such accountants, but no party will have ex parte meetings, teleconferences or other correspondence with the Resolution Accountants as it is intended that both Purchaser and Sellers’ Representative be included in all discussions and correspondence with the Resolution Accountants. The Resolution Accountants will determine the amount claimed by Sellers’ Representative or Purchaser or any amount in between, and will endeavor to resolve such disagreements within 30 days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible. The calculation of Actual Working Capital by the Resolution Accountants (which will be delivered in writing to Purchaser and Sellers’ Representative) will be conclusive and binding on the parties, except in the case of fraud or manifest clerical error. The fees and expenses of the Resolution Accountants will be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the inverse proportion of the dollar value of the disputed items and amounts resolved in favor of such party(ies), such that the more successful party(ies) bears a lesser amount of such fees and expenses.

Section 1.4 Payments of the Note Amount.

(a) On the second (2nd) anniversary of the Closing Date (the “First Note Payment Date”), subject to Sections 1.4(c) and 1.4(d), the Purchaser shall, as payment of principal under the Note, pay to the Sellers’ Representative, by wire transfer of immediately available funds to the bank account designated in writing by Sellers’ Representative cash in an amount equal to the difference between (1) $1,300,000 and (2) an amount equal to the Note Amount, less any amounts then subject to any claims against the Note Amount disputed by the Sellers’ Representative in accordance with Section 1.2(b) or with respect to which insurance proceeds are then being sought in accordance with Section 6.4(h) (such disbursed amount, the “First Note Payment”); provided, that if the amount determined pursuant to the preceding clause (2) is less than $1,300,000, then no payment on the First Note Payment Date shall be made pursuant to this Section 1.4(a). Within one Business Day after receipt of any First Note Payment, the Sellers’ Representative shall distribute such funds to Sellers by delivery of wire transfer of immediately available funds in the proportions set forth on Schedule III. To the extent there are any claims for set-off against the Note Amount disputed by the Sellers’ Representative in accordance with Section 1.2(b) or with respect to which insurance proceeds are then being sought in accordance with Section 6.4(h) as of the First Note Payment Date, the amount of such disputed claim or sought insurance proceeds shall not be paid to the Sellers’ Representative or deducted from the Note Amount by the Purchaser until such time as the applicable dispute is settled in accordance with the terms of this Agreement or such insurance proceeds are received, at which time, the Purchaser shall, if applicable, deduct the amount from the Note Amount or pay the funds held relating to such dispute (or such applicable portion there) in accordance with such settlement or the amount of such insurance proceeds so received.

(b) On the third (3rd) anniversary of the Closing Date (the “Second Note Payment Date”), subject to Sections 1.4(c) and 1.4(d), the Purchaser shall, as payment of principal under the Note, pay to the Sellers’ Representative, by wire transfer of immediately available funds to the bank account designated in writing by the Sellers’ Representative the then remaining Note Amount not then subject to any claims disputed by the Sellers’ Representative in accordance with Section 1.2(b) or with respect to which insurance proceeds are then being sought in accordance with Section 6.4(h) (such amount, the “Second Note Payment”). Within one Business Day after receipt of any Second Note Payment, the Sellers’ Representative shall distribute such funds to Sellers by delivery of wire transfer of immediately available funds in the proportions set forth on Schedule III. To the extent there are any claims for set-off against the Note Amount disputed by the Sellers’ Representative in accordance with Section 1.2(b) or with respect to which insurance proceeds are then being sought in accordance with Section 6.4(h) as of the Second Note Payment Date, the amount of such disputed claim or sought insurance proceeds shall not be paid to the Sellers’ Representative or deducted from the Note Amount by the Purchaser until such time as the applicable dispute is settled in accordance with the terms of this Agreement or such insurance proceeds are received, at which time, the Purchaser shall, if applicable, deduct the amount from the Note Amount or pay the funds held relating to such dispute (or such applicable portion there) in accordance with such settlement or the amount of such insurance proceeds so received.

(c) The Note Amount shall be decreased by any amounts used to (i) support the indemnification obligations of the Sellers in accordance with Section 6.5 hereof or (ii) support the Sellers’ obligations pursuant to Section 1.3 and Section 5.1(c) hereof.

(d) If Collins is terminated by the Company for Cause (as such term is defined in the CEO Employment Agreement) or due to his Disability (as such term is defined in the CEO Employment Agreement), or resigns from his role with the Company without Good Reason (as such term is defined in, and as determined in accordance with, the CEO Employment Agreement) at any time prior to the Second Note Payment Date when no Event of Default (as defined in the Note) has occurred and is continuing, the Note shall be cancelled its entirety. The Note Amount then remaining at the time of such cancellation shall be a reduction to the Purchase Price. The parties acknowledge and agree that the cancellation of the Note resulting from the events described in the immediately preceding sentence does not constitute a penalty and that, having negotiated in good faith for the retention of such funds and having agreed that such amount is reasonable in light of the anticipated harm caused and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such agreed-upon damages.

(e) Purchaser acknowledges that in the event that the Sellers exercise their right pursuant to the Guaranty and Security Agreement to foreclose upon the collateral of the Company as a result of a breach by Purchaser of its obligations pursuant to the Note, then the Company’s inability to continuously operate its business based upon the lawful exercise of the Sellers’ rights to foreclose upon the Company’s collateral pursuant to the Guaranty and Security Agreement shall not constitute grounds for termination by the Company of Collins for Cause (as defined in the CEO Employment Agreement) or a resignation by Collins without Good Reason (as defined in the CEO Employment Agreement).

Section 1.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
Representations and Warranties of THE Company

In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and by the other Transaction Documents (the “Transactions”), the Company represents and warrants to Purchaser that as of the Closing Date:

Section 2.1 Organization and Power of the Company; Capitalization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of California. The Company has all necessary power and authority to own, lease and operate its assets and properties and conduct its Business as it is presently being conducted. The Company has made available to Purchaser true, correct and complete copies of its Organizational Documents in effect as of the Closing. The Company is duly qualified or registered as a foreign entity to transact Business under the Laws of each jurisdiction where it holds any assets, property or otherwise conducts the Business. Schedule 2.1(a) contains a true, correct and complete list of the jurisdictions in which the Company is qualified or registered to do Business as a foreign entity.

(b) Schedule 2.1(b) accurately and completely sets forth the capital structure of the Company, including the number and classes of shares of capital stock (or any other securities that are convertible or exchangeable into equity interests of the Company or other agreements giving any Person rights to acquire or vote any equity interests of the Company) which are authorized and which are issued and outstanding and the names of the holders of such issued and outstanding equity interests. The Company does not own, directly or indirectly, any equity interests or other securities in any other Person.

(c) Except as set forth on Schedule 2.1(c), there is no: (i) outstanding subscription, option, call, conversion right, phantom equity, warrant or any other related right (whether or not currently exercisable) to acquire any equity interest of the Company; (ii) outstanding security, instrument, or obligation that is or may become convertible into or exchangeable for any equity interests of the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any ownership interest in, or any other securities or equity interests of, the Company; or (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any ownership interest in, or other securities or equity interests of, the Company. Except for this Agreement, each Seller has not granted any Person any proxy or other right with respect to the equity interests of the Company. The Company does not own or control, directly or indirectly, equity interests in any Person.

Section 2.2 Due Authorization; Enforceability. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary actions, including by the Company’s board of directors and its shareholders. This Agreement and each of the other Transaction Documents to which the Company is a party constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3 No Conflict; Consents. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Transactions do not and will not: (a) except as provided in Schedule 2.3, violate the terms of any contract or Permit to which the Company is a party or by which the Company is bound, or be in conflict with, result in a breach of, constitute (upon the giving of notice or lapse of time or both) a default under or give rise to any termination or acceleration rights (or any other rights adverse to the Company) under any such Contract or Permit or result in the creation of any Encumbrance upon any of the Company’s assets; (b) violate any Law applicable to the Company; or (c) violate or conflict with any provision of the Organizational Documents of the Company. The Company is not required to obtain any consent from or provide any notice to any third party (including any Governmental Entity) in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party or the consummation of the Transactions.

Section 2.4 Compliance with Laws; Permits.

(a) Since January 1, 2020, the Company has been and has conducted its Business in material compliance with all applicable Laws. The Company has not received any notice of being in violation of, or under any investigation with respect to, any applicable Law, agency agreement, order, proceeding penalty or fine entered by any Governmental Entity relating to the operations of its Business. The Company has not, and the Sellers have not on behalf of the Company, directly or indirectly engaged in any transactions with, or exported, reexported, or transferred any items or services, whether whole or in part, to, Crimea, Cuba, Donetsk People’s Republic, Iran, Luhansk People’s Republic, North Korea, and Syria, or parties subject to restrictions under U.S. international trade Laws, including the Export Administration Regulations (15 C.F.R. Part 730 et seq.) and the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, in violation of such Laws.

(b) Schedule 2.4(b) is a true, correct and complete list of all Permits held by the Company. The Company possesses and is in compliance with all Permits required to conduct its Business, except where such non-compliance would not have an adverse effect on the Company or the ability of the Company to maintain or renew the Permit. All such Permits are valid, binding and in full force and effect and free and clear of any Encumbrance. The Company is not in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any such Permit. There has occurred no violation of, default under or any other event or circumstance giving any Person any right to terminate, revoke, amend, cancel or refuse to renew any Permit and the Company has taken all actions to maintain the Permits of the Company (including by making all necessary filings and paying all necessary fees to maintain such Permit). There are no Actions pending or, to the Knowledge of the Company, threatened, that could be reasonably expected to result in the termination, revocation, rescission, cancellation or suspension, failure to renew or any adverse modification of any Permit.

Section 2.5 Financial Statements; Undisclosed Liabilities; Current Liabilities.

(a) Attached hereto as Schedule 2.5(a) are true, correct and complete copies of the balance sheets of the Company as of November 30, 2022 (the “Balance Sheet”) and December 31, 2021 (such date, the “Financial Statements Date”) and income statement and statement of cash flows of the Company for the eleven-month period ended November 30, 2022 and the year ended December 31, 2021. The financial statements referred to herein are collectively referred to as the “Financial Statements.” The Financial Statements do not include the financial results of any other business other than the Company.

(b) The Financial Statements (i) have been prepared from the books and records of the Company, which such books and records have been maintained on a basis consistent with the historical accounting methods of the Company’s past practices, and (ii) fairly present in all material respects the financial condition of the Company as of the dates indicated, and the results of its operations for the periods indicated, in each case, in accordance with the historical accounting methods of the Company consistently applied and the Company’s past practices. The books and records of the Company are true, correct and complete and have been maintained in accordance with sound business practices sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements.

(c) The Company has no Liability that is not fully reflected or reserved against in the Balance Sheet, except for Liabilities that have been incurred since the date of the Balance Sheet in the Ordinary Course consistent with past practices and that are not, individually or in the aggregate, material in amount.

(d) All accounts receivable of the Company (i) are valid, existing and collectible in a manner consistent with the Company’s past practice (without resort to Actions or collection agencies), (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course and (iii) except to the extent consistent in all material respects with the Company’s past collection practices, are not and will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance. To the Knowledge of the Company, the debtors to which the accounts receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the accounts receivables has been made subject to an assignment for the benefit of creditors. All such accounts receivables are current and there are no disputes regarding the collectability of any such accounts receivables. All of the accounts receivable and payable of the Company arose from bona fide transactions in the Ordinary Course.

Section 2.6 Real Property. The Company is not, and has never been, the owner of any real property. Except as set forth on Schedule 2.6 (the “Leased Real Property”), the Company is not, and has never been, party to a Contract to lease real property and has never leased real property. The Company has no Liabilities relating to real property.

Section 2.7 Change in Business. Except as set forth in Schedule 2.7, since the Financial Statements Date and through the Closing Date,

(a) the Business has been operated in the Ordinary Course;

(b) there has not been a material adverse effect on the Business;

(c) there has not been any material damage, destruction, loss or casualty to any assets or properties of the Company, whether or not covered by insurance;

(d) the Company has not (i) incurred any Indebtedness or issued any long-term debt securities or assumed, guaranteed or endorsed such obligations of any other Person, (ii) made any loans, capital contributions, investments or advances to, or made any guarantees or other endorsements or incurred any liabilities (whether directly, contingently or otherwise) for the benefit of, any Persons, (iii) issued any equity securities, warrants, stock options or other equity awards or (iv) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course);

(e) the Company has not (i) acquired, or disposed of, any material property or assets; or (ii) mortgaged or encumbered any of its assets, other than with respect to Permitted Encumbrances;

(f) the Company has not forgiven any loans of, released from Liability, or made any payments to any Affiliated Person of the Sellers, or such Person’s Affiliates, shareholders, partners, directors, officers, employees or agents;

(g) except to the extent required by Law or any existing Contracts, the Company has not entered into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee of the Company, other than pursuant to annual compensation reviews in the Ordinary Course;

(h) the Company has not made any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or applicable Law;

(i)  except as set forth on Schedule 2.7(i), the Company has not (i) made or granted any material bonus or any material compensation (including incentive compensation) or salary increase, or paid or agreed to pay any material benefit to, including severance or termination pay (except as may be required by any existing Employee Benefit Plan), to any current (or former) manager, director, officer or employee, (ii) made or granted any material increase in the coverage or benefits under any Employee Benefit Plan, or amended or terminated any existing Employee Benefit Plan (except as required by Law), (iii) adopted any new Employee Benefit Plan or (iv) terminated the employment of any of its officers or key employees;

(j)  the Company has not (i) written off as uncollectible any material guaranteed check, note or account receivable or portion thereof, except in the Ordinary Course or (ii) written down the value of any material asset or material investment on the books or records of the Company, except for depreciation and amortization in the Ordinary Course;

(k) the Company has maintained its books and records and working capital, cash management and collections practices in the Ordinary Course;

(l) the Company has not (i) cancelled or compromised Indebtedness or claim, (ii) waived or released any material right of material value or (iii) instituted, settled or agreed to settle any material Action;

(m) the Company has not (i) agreed to provide a labor organization access to its employees, (ii) agreed to any neutrality Contract or other similar Contract with any labor organization, (iii) agreed to any voluntary recognition of, or card check with, any labor organization or the National Labor Relations Board or (iv) effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company;

(n) the Company has not made, amended or revoked any Tax elections, changed any Tax accounting method, filed any amended Tax Returns, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or surrendered any right to claim a Tax refund;

(o) the Company has not declared, paid or set aside for payment any dividend or distribution on its capital stock or other ownership interests; and

(p) the Company has not agreed to do any of the foregoing.

Section 2.8 Litigation. Commencing from the date of Company’s incorporation, there have been, and there are, no Actions brought by or pending or, to the Knowledge of the Company, threatened against the Company, any or its respective officers, managers, members, directors, employees, agents or Affiliates, or the Business, nor, to the Knowledge of the Company, does there exist any fact which might reasonably be expected to give rise to any such Action. Neither the Company nor any of its assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

Section 2.9 Title; Sufficiency of Assets.

(a) All of the Company’s Assets are set forth in Schedule 2.9(a)(i). The Company has good and marketable title to, or in the case of leased property has a valid leasehold interest in, all of its assets free and clear of any Encumbrances (other than any Permitted Encumbrances), except as set forth in Schedule 2.9(a)(ii). All certificates of title and registrations for any automobiles, trucks, trailers, equipment, and other vehicles owned by the Company are in the name of the Company or used in the Business.

(b) No Person (other than the Purchaser by reason of this Agreement) has any contractual or other right of first refusal or any other right or option to acquire any assets of the Company or any portion thereof.

(c) All of the Tangible Property (i) is located as set forth in Schedule 2.9(c); (ii) is in good operating condition and repair (ordinary wear and tear excepted) and has been adequately maintained; (iii) is adequate for the purposes for which it is being used without present need for repair or replacement except for ordinary, routine maintenance and repairs that are not material in nature or cost; and (iv) conforms in all material respects with all applicable Legal Requirements.

(d) The Company’s assets are sufficient for the continued conduct of the Company and operation of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct or operate the Company’s Business as currently conducted or operated. Except for Leased Real Property and assets to which Purchaser is acquiring requisite rights under the Transaction Documents, no assets (including any Intellectual Property), rights, Contracts or employees of any Affiliate of any Seller are used in the Business as currently or historically conducted or are required to operate the Business after the Closing in the same manner as conducted prior to the Closing.

Section 2.10 Contracts.

(a) Set forth on Schedule 2.10(a) is true, correct and complete list of the following Contracts to which the Company is a party or by which the Company or the assets of the Company are bound (all such listed contracts required to be so listed, the “Material Contracts”):

(i) all Contracts for Indebtedness (including any contracts for the guarantee of any other Person’s Indebtedness) and all contracts granting any Person an Encumbrance on any part of any Asset;

(ii) all leases relating to personal property and the Leased Real Property;

(iii) all Contracts relating to any Company Intellectual Property;

(iv) all Contracts that (A) limit or restrict the Company or any of its officers, directors, members, managers, employees, partners or other equityholders, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement; (C) otherwise restrict or limit the ability of the Company to operate or expand the Business; (D) limit the freedom of the Company to solicit, hire or employ any Person; (E) contain a “most favored nation” provision; or (F) impose, or purport to impose, any such obligations or restrictions on Affiliates of the Company;

(v) all Contracts for the sale of any assets of the Company, or granting any Person an option or first refusal, first-offer or similar preferential right to purchase or acquire any such assets;

(vi) all Contracts with customers and all contracts otherwise contemplating payment to the Company in excess of $50,000 on an annual basis (other than work or purchase orders);

(vii) all Contracts with vendors, suppliers and subcontractors and all requiring payment to any Person in excess of $50,000 on an annual basis (other than work or purchase orders);

(viii) all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(ix) all Contracts with Governmental Entities;

(x) all contracts with Affiliates or Affiliated Persons of the Company or any Seller (including all inter-company contracts between the Company and any Seller);

(xi) all Contracts with employees, directors, consultants or contractors of the Company;

(xii) all powers of attorney or similar grant of agency executed by the Company;

(xiii) all collective bargaining agreements or any similar Contracts;

(xiv) all Contracts which commit the Company to enter into any of the foregoing; and

(xv) all other Contracts that are material to the operation of the Company.

(b) True, correct and complete copies of all Material Contracts (including all amendments thereto), or true, correct and complete written descriptions of all material terms of all oral Material Contracts (including all amendments thereto), have been made available to Purchaser by the Company. All of the Material Contracts are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms. No default or event of default by the Company, or, to the Knowledge of the Company, any other party thereto exists under any of the Material Contracts and there are no discussions regarding the modification of any Material Contract or the entrance into any new Contract that would have been a Material Contract if entered into prior to the Closing. The Company is not participating in any discussions or negotiations regarding (i) the modification of, or amendment to, any Material Contract, or (ii) the entering into of any new Material Contract, other than in the Ordinary Course. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 2.11 Tax Returns and Payments; Tax Liens.

(a) All Tax Returns of the Company required to have been filed in accordance with any applicable Law have been timely filed and are true, correct and complete in all material respects. The Company has paid all Taxes due and payable by it (whether or not shown or required to be shown on any Tax Return), or pursuant to any assessment received by the Company.

(b) Schedule 2.11(b) contains a true, correct and complete list of all Tax Returns of the Company for any Taxable period beginning on or after the formation of the Company that have been audited, or that are currently under audit and accurately describes any deficiencies or other amounts that have been asserted and whether such deficiencies or other amounts were paid or are currently being contested, and, to the Knowledge of the Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. With respect to any Taxable period of the Company, no other claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened. No claim has ever been made by a Taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party and has complied in all material respects with any information reporting requirement in connection with such payments.

(d) There are no waivers or Contracts by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other material matter pending between the Company and any Taxing authority.

(e) There are no, and there are not any pending or, to the Knowledge of the Company, threatened Encumbrances against any property of the Company for Taxes (other than Encumbrances for Taxes not yet due and payable).

(f) The Company has made available to Purchaser true, correct and complete copies of all Tax Returns (together with any examination or audit work papers) for the all Taxable years from Company’s date of incorporation.

(g) The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax return. The Company has no liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), as a transferee or successor, or otherwise by operation of Law. The Company is not party to any Tax allocation, Tax sharing, or other similar agreement with any person the subject of which is indemnification for Taxes (other than arrangements entered into in the ordinary course of business the principal purpose of which is not primarily related to Taxes).

(h) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part under Section 355 of the Code.

(i) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company has properly disclosed on its Tax Returns any participation in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising or entered into in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), or (vi) any election under Section 108(i) or 965 of the Code.

(k) The Company uses the accrual method of accounting for income Tax purposes.

(l) The Company does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity or arrangement that is treated as a partnership for federal, state or local income Tax purposes.

(m) No Tax holiday or Tax incentive granted by a Governmental Entity in any jurisdiction with respect to the Company will terminate (or be subject to a clawback or recapture that is payable by Purchaser) as a result of the transactions contemplated by this Agreement.

(n) The Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to any change in applicable Law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of any Person to any Governmental Entity.

Section 2.12 No Broker or Finder; Fees. Except as otherwise provided in Schedule 2.12, the Company has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

Section 2.13 Intellectual Property.

(a) Schedule 2.13(a) sets forth a true, correct and complete list of all Company-Owned Intellectual Property Rights that are Registered Intellectual Property Rights (“Company Registered Intellectual Property Rights”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and where applicable, the title; and (iv) the date of filing or registration. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company or Seller within one hundred and twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees, or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights. The Company owns and has good and exclusive title to all Company-Owned Intellectual Property Rights free and clear of any Encumbrances. Without limiting the foregoing, (A) the Company has sole, clear and unencumbered title to each item of material Company Registered Intellectual Property Rights, (B) all such Company Registered Intellectual Property Rights have been assigned in writing to the Company, and (C) all assignments of Company Registered Intellectual Property Rights to the Company have been properly executed and recorded. To the Knowledge of the Company, the Company Registered Intellectual Property Rights are valid and enforceable.

(b) The Company owns or otherwise possesses legally enforceable and sufficient licenses or rights to all Intellectual Property Rights and other intangible assets necessary to conduct the Business of the Company immediately following the Closing in all material respects in substantially the same manner as such Business is conducted as of the date hereof. The Company may exercise, transfer, or license the Company-Owned Intellectual Property Rights and such other intangible assets owned, or purported to be owned, by, or licensed to, the Company without material restriction or material payment to any Person and no Person other than the Company has the right to license or grant rights to any Company-Owned Intellectual Property Rights to any third Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Company to transfer, alienate, enforce or license any Company-Owned Intellectual Property Rights or other such material intangible asset owned, or purported to be owned, by the Company as such right exists as of the date hereof.

(c) To the Knowledge of the Company, the operation of the Business of the Company as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, and the operation of the Business of the Company as previously conducted since January 1, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. Except as set forth on Schedule 2.13(c), neither the Company nor any Seller has received any written notice since January 1, 2016 alleging that the operation of the Business of the Company infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person. There is no pending or, to the Knowledge of the Company, threatened Proceeding, and since January 1, 2016 there has been no Proceeding, whether against the Company or any third party, (i) involving any Company Intellectual Property Rights; (ii) alleging that the activities or the conduct of the Company, or the possession or use of any Company Intellectual Property Rights by any customer or other licensee of the Company, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party; or (iii) opposing or challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights, and, to the Knowledge of the Company, nor is there any reasonable basis for any such Proceeding. There are no settlements, forbearances to sue, consent judgments or Orders or similar obligations binding upon the Company or, to the Knowledge of the Company, upon any third party, which (A) adversely affect the Company’s rights in or the Company’s rights to use any Company Intellectual Property Rights, (B) restrict the Company or any of the Company’s customers or licensees in any way in order to accommodate a third party’s Intellectual Property Rights, or (C) permit a third party to use any Company-Owned Intellectual Property Rights. To the Knowledge of the Company, since January 1, 2020 there has not been, and as of the date hereof, there is not, any unauthorized use, infringement, misappropriation, or other violation by any other Person, or written allegation thereof made by the Company or Sellers, of any Company-Owned Intellectual Property Rights. The Company and Sellers have taken commercially reasonable steps to protect and maintain all Trade Secrets included in the Company Intellectual Property Rights, and to the Knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(d) There are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property Rights, other than license fees owed pursuant to those written agreements listed in Schedule 2.13(d) and non-exclusive licenses to off-the-shelf software available for an aggregate fee of less than $10,000, in each case, in the ordinary course of business consistent with past practices.

(e) Except as set forth on Schedule 2.13(e), the Company has written agreements with all current and former advisors, employees, founders, independent contractors and consultants who independently or jointly contributed to or participated in the conception, reduction to practice, development, or other creation of any Company-Owned Intellectual Property Rights (each, a “Contributor”), pursuant to which such Contributors have all assigned to Company unencumbered and unrestricted exclusive ownership of all the Contributor’s right, title, and interest in such contribution (to the extent such rights did not otherwise vest with Company under applicable law). No Contributor owns or, to the Knowledge of the Company, claims any rights, licenses, claims or interest whatsoever with respect to any material Company-Owned Intellectual Property Rights developed by the Contributor for the Company.

(f) Neither this Agreement nor any of the transactions contemplated hereby will cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property Right, (ii) the grant of any rights or licenses to any Company-Owned Intellectual Property Right or any Intellectual Property Rights owned by any Seller and used in the Business, or (iii) additional payment obligations by the Company in order to use or exploit any Intellectual Property Rights to the same extent as the Company was before the date of this Agreement.

(g) To the Knowledge of the Company, the IT Assets do not contain any undisclosed disabling code or instruction, “time bomb,” “Trojan horse,” “back door,” “trap door,” “worm,” virus, malware, bug, fault, security vulnerability or other software routine, in any case that would reasonably be expected to interfere with the conduct of the Business or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Protected Information. The Company and its Affiliates have implemented and maintained organizational, administrative, physical and technical safeguards reasonably necessary to ensure the continued, uninterrupted and error-free operation of the IT Assets, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.

(h) The Business and Sellers’ and their respective Affiliates’ receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal, security and other processing, as the case may be, of Protected Information and, to the Knowledge of each Seller, any such activities performed or handled by authorized third parties on behalf of any Seller or any of its Affiliates, is, and at all times has been, in material compliance, with: (i) all Privacy Policies, (ii) all applicable Privacy Laws, (iii) any consents, authorizations, and privacy choices (including opt-out preferences) communicated to Seller or its Affiliates in writing with respect to the conduct of the Business, (iv) the PCI-DSS, and (v) provisions governing privacy, data protection, or information security matters in any Contracts to which Seller or any of its Affiliates is a party. Each Seller and its Affiliates have taken commercially reasonable measures designed to ensure that Protected Information in their possession, custody or control in connection with the conduct of the Business is protected against loss, damage, and unauthorized access, use or modification. Seller and its Affiliates do not sell, rent, or otherwise make available to third parties any Protected Information submitted by individuals in connection with the conduct of the Business. Seller and its Affiliates have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the conduct of the Business as presently conducted. Other than as constrained by the Privacy Policy or Privacy Laws, Seller and its Affiliates are not restricted in their use or distribution of Personal Information in connection with the conduct of the Business.

(i) To the Knowledge of the Company, no Person has gained unauthorized access to or engaged in unauthorized processing of: (i) any Protected Information related to the conduct of the Business in the possession or control of the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Protected Information owned or maintained by the Company, its consumers, customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”).

(j) No Person has, to the Knowledge of Seller, as of the date hereof, made any written complaint or claim against Seller or any of its Affiliates or commenced any proceeding by or before any Governmental Authority or arbitration body against Seller or any of its Affiliates, in each case, with respect to (i) any alleged violation of Privacy Laws by Seller or any of its Affiliates or any third party in relation to such third party’s collection, maintenance, storage, use, processing, disclosure, security, transfer or disposal of Protected Information on behalf of Seller or any of its Affiliates, (ii) any of Seller’s or any of its Affiliates’ privacy or data security policies, representations or practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification, processing, or other misuse of any Protected Information, or (iii) any provisions governing privacy, data protection, or information security matters in any Contracts to which Seller or any of its Affiliates is a party.

(k) Seller and its Affiliates have contractually obligated in writing each third party service provider and subcontractor they engage to service, host, manage, access or otherwise process Protected Information in connection with the conduct of the Business to: (i) take reasonable steps to protect and secure from unauthorized disclosure such Protected Information acquired from or with respect to Seller and its Affiliates, including implementing an appropriate information security program that includes reasonable administrative, technical and physical safeguards to protect the applicable data and/or systems; (ii) restrict use of such Protected Information acquired from or with respect to Seller and its Affiliates to those authorized to use such Protected Information or who require the use of such Protected Information in order to perform the applicable services for Seller and its Affiliates; (iii) prohibit third parties from further outsourcing services or transferring such Protected Information outside of the United States; (iv) afford Seller, its Affiliates and their respective representatives access to the places of business and systems of such third party to audit compliance with such contractual obligation; (v) comply with applicable Privacy Laws; (vi) comply with all terms and conditions of any Contracts to which Seller or any of its Affiliates is a party that are applicable to the activities performed by such third party service provider; and (vii) certify or guarantee the return or adequate disposal or destruction of such Protected Information.

Section 2.14 Employees.

(a) Schedule 2.14(a) sets forth a true, correct and complete list of all employees and independent contractors of the Company, including any employees or independent contractor of any Affiliate of the Company used in the Business, as of the date hereof (the “Business Employees”), including thereon the name, date of hire or engagement, work location by city and state, job title, the current hourly or annualized aggregate compensation of each employee, any accrued bonuses, commissions or other forms of incentive compensation, if applicable, amounts of sick and vacation leave that is accrued and unused and whether the Company classifies the employee as exempt or nonexempt under the Fair Labor Standards Act and any other applicable wage and hour Law. For all workers engaged as independent contractors of the Company as of the Closing Date, Schedule 2.14(a) also sets forth a brief description of the nature of the services provided. Except those specified on Schedule 2.7, there are no outstanding obligations of the Company relating to severance or termination pay to any employees of the Company. All individuals employed by the Company have timely, accurately and properly completed Form I-9s indicating that they are lawfully permitted to work in the United States. All individuals employed by the Company are lawfully permitted to work in the United States. Commencing from the Company’s date of incorporation, the Company has not received a notification from the U.S. Department of Homeland Security, the Social Security Administration or any other Governmental Entity that the social security number it has for one or more employees does not match the records of such Governmental Entity. The Company is and has been in compliance with all applicable Laws regarding employment, fair labor practices, wage, hours, discrimination, occupational safety and health standards, immigration and employment of non-citizen workers (including all Form I-9 requirements and other documentation requirements with respect thereto). There are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses that have not been made available to Purchaser.

(b) Except as set forth on Schedule 2.14(b), (i) the Company has not been a party to any collective bargaining or similar agreement, (ii) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labor practices as so defined, (iii) to the Knowledge of the Company, there has not been any employees seeking to organize for the purpose of collective bargaining, (iv) there is no strike, labor dispute, work slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company, (v) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Company, threatened against the Company, (vi) the Company has not experienced any material work stoppage, (vii) the Company is not the subject of any union organization effort, (viii) there are no Action pending or, to the Knowledge of the Company, threatened against the Company related to the status of any individual as an independent contractor or employee and (ix) the Company has complied in all respects with the WARN Act and the Company has not implemented or been involved in any “mass layoff” or “plant closing” (as defined under the WARN Act). All employees of the Company that are classified as exempt under applicable employment Laws satisfy the requirements of such Laws to be classified as exempt and no employee classified as exempt is entitled to overtime pay under such applicable Laws or any other Laws.

(c) The Company is and has been in compliance with all applicable Laws, Contracts, policies, plans and programs relating to labor and employment, including employment practices, hiring, discharge or terms and conditions of employment, wages, hours, overtime compensation, collective bargaining, labor relations, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, privacy, the payment withholding of Taxes and the termination of employment, occupational safety and health standards, immigration and similar foreign, state or local Law. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and Contracts. There are no internal complaints or investigations or Actions against the Company or any of its officers, managers, members or directors pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws. There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. The Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by or regarding any employee or other representative of the Company.

(d) Except as set forth in Schedule 2.14(d), the employment of each employee of the Company is “at will,” and can be terminated at any time without Liability to the Company. The Company is not a recipient of any outsourced or temporary labor from any third party or contracts with a professional employer organization or similar entity. No officer, director or management level employee of the Company has informed the Company of any plan to terminate employment, and, to the Knowledge of Seller, no such person has any plans to terminate employment with the Company. To the Knowledge of Seller, no employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties other than for the benefit of the Company, (ii) could adversely affect the ability of the Acquired Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Acquired Company, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Acquired Company.

Section 2.15 Employee Benefit Plans.

(a) Schedule 2.15(a) sets forth a true, correct and complete list of each Employee Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate (the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has made available to Purchaser correct and complete copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms; (ii) where applicable, any trust Contracts, custodial Contracts, insurance policies and other documents establishing other funding arrangements; (iii) any summary plan descriptions, summary of material modifications and employee handbooks; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”); (v) all filings required to be made with any Governmental Entity during the five calendar years preceding the Closing Date; (vi) the two most recent financial statements and actuarial valuation reports thereof; (vii) all coverage and nondiscrimination testing results for the prior three plan years; and (viii) any materials relating to any government investigation or audit or any submission under any voluntary compliance procedures.

(b) Except as set forth in Schedule 2.15(b), neither the Company nor any ERISA Affiliate has ever maintained or been required to contribute to, or has any liability, whether contingent or otherwise, with respect to, any Company Benefit Plan subject to Title IV of ERISA, maintained by more than one employer within the meaning of Section 413(c) of the Code, subject to Section 412 of the Code or Section 302 of ERISA or subject to Sections 4063 or 4064 of ERISA. Neither the Company nor any ERISA Affiliate has ever been required to contribute to, or has any liability, whether contingent or otherwise, with respect to, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate.

(c) Each Company Benefit Plan, including any associated trust or fund, has been administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS with respect to the tax-qualified status of such Company Benefit Plan and the tax-exempt status of the associated trust, and, to the Knowledge of the Company, no event has occurred and no facts or circumstances exist that would cause the IRS to revoke or fail to issue such letter. The Company has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(d) Neither the Company, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(e) All contributions, assessments and premium payments required to be made on account of each Company Benefit Plan have either been made or accrued on the financial statements of the Company, and the Company has timely deposited all amounts withheld from employees into appropriate trusts or accounts, and no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year. There are no pending or, to the Knowledge of the Company, threatened Actions relating to a Company Benefit Plan, other than claims for information or benefits in the Ordinary Course and, to the Knowledge of the Company, there is no reasonable basis for any such Actions (other than such claims in the Ordinary Course).

(f)  Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Any Company Benefit Plan may be amended or terminated at any time by the Company without any material liability (except Ordinary Course administration expenses).

(g) Neither the execution and delivery of this Agreement nor any other Transaction Document nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, member, manager, director or other service provider of the Company under any Company Benefit Plan, (ii) result in any severance, change in control, termination or similar types of payments or benefits, (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, member, manager, director or consultant of the Company or (iv) result in, either alone or together with any other payments or benefits, the payment of any amount or benefit constituting a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any comparable provision of other Applicable Law).

(h) Each Company Benefit Plan or Employment Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has, at all times, been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. The Company does not have any obligation (whether pursuant to a Company Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A or 4999 of the Code.

(i)  No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company or any “group health plan” as defined in Section 733(a)(1) of ERISA to penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder.

Section 2.16 Related Party Transactions. Schedule 2.16 lists all existing or pending transactions, including any payables and receivables, and Contracts between the Company, on one hand, and any Seller or any Affiliated Person of any Seller, on the other hand (collectively, the “Related Party Agreements”). As of the Closing Date, neither the Company nor any Seller has any Liability or owes any amounts to any Person under any Related Party Agreement except as disclosed in Schedule 2.16.

Section 2.17 Product and Service Warranties. Other than the standard terms and conditions as well as those terms that are expressly published or delivered to clients, true, correct and complete copies of which standard terms and conditions and published or delivered terms are attached as Schedule 2.17, the Company has not made any express or implied warranty or guaranty as to goods sold or services provided by the Company to any other Person (a “Warranty”), and there is no pending or, to the Knowledge of the Company, threatened Action alleging any breach of any Warranty. The Company has no exposure to, or Liability under, any Warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company.

Section 2.18 Key Customers and Suppliers. With respect to the fiscal year ended December 31, 2021 and the year-to-date period ended on the date of the Balance Sheet, Schedule 2.18(a) sets forth the 15 largest customers (by dollar volume) of the Company (collectively, the “Key Customers”) during each such period (showing the approximate dollar volume for each) and Schedule 2.18(b) sets forth the 15 largest suppliers (by dollar volume) of the Company (collectively, the “Key Suppliers”) during each such period (showing the approximate dollar volume for each). To both the Company’s Knowledge and each Seller’s Knowledge there has not been any indication by any Key Customer or Key Supplier that such Key Customer or Key Supplier intends to terminate or discontinue its business relationship with the Company or to limit or adversely alter its business relationship with the Company, including by (i) a material decrease in the volume of products or services that any Key Customer or Key Supplier will purchase from, or sell to, the Company, (ii) by any decrease in the pricing of any products or services that any Key Customer purchases or will purchase from the Company, (iii) by any increase in the pricing of any products, materials, or services that any Key Supplier sells or will sell to the Company, or (iv) of the bankruptcy or liquidation of any such Key Customer or Key Supplier. The Company’s current relationships with the Key Customers are presently maintained in the Ordinary Course. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for any adverse change to relationship between the Company and any Key Customer or Key Supplier.

Section 2.19  Insurance. Schedule 2.19 sets forth a true, correct and complete list of all policies of insurance maintained, owned or held by the Company, or that covers the Business or that lists the Company as a beneficiary, as of the date of this Agreement (collectively, the “Insurance Contracts”), true, correct and complete copies of which have been made available to Purchaser. All such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. The Company has not received written notice that (a) there has been a breach or default under any of such Insurance Contracts or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. The Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract as and when required by such Insurance Contract nor has the Company ever been denied or turned down for insurance coverage. The Company has not made any claim under any such policy during the three-year period prior to the Effective Date with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any Insurance Contract.

Section 2.20 Environmental.

(a) The Company possesses all material Permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and the Company is, and the Leased Real Property has been operated in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder.

(b) The Company has not entered into or agreed to enter into any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, including any Remediation, any applicable Environmental Law. From Company’s date of incorporation to the Closing Date, the Company has not been alleged to be in violation of, and has not been subject to, any Action pursuant to applicable Environmental Laws and has not been required to perform any Remediation. The Company is, and has been at all times, in material compliance with all Environmental Laws and there are no environmental conditions affecting or that could reasonably be expected to affect the Company or the Assets.

(c) Neither the Company nor any of its Affiliates have treated, stored, disposed of, arranged for or permitted the disposal or recycling of, transported, handled or Released any Hazardous Substance in a manner that has given or could reasonably be expected to give rise to any Liability, nor is any property owned, leased or operated by the Company now, or in the past, contaminated with any Hazardous Substance in a manner that has given, or could reasonably be expected to give, rise to any Liability.

(d) To the Knowledge of the Company, no underground storage tanks or Hazardous Substance disposal facilities are currently present or have in the past existed at any facility owned, operated, or leased (or formerly owned, operated or leased) by the Company and the Company has not closed in place or removed any underground storage tanks or Hazardous Substance disposal facilities from any current or former facility used in the Company’s Business. The Company has in place all training and employee protection programs required by occupational, health, and safety requirements under Environmental Laws.

(e) The Company has made available true, correct and complete copies of all material reports, studies, or investigations relating to their respective current or former businesses or properties and relating to environmental conditions, liabilities, or compliance matters, Environmental Laws or Hazardous Substances.

(f)  Except as set forth on Schedule 2.20(f), the Company has not agreed to indemnify anyone for any violations of Environmental Laws.

Section 2.21 Undisclosed Payments. Neither the Company nor any of its officers, members, managers, directors or employees, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company.

Section 2.22 COVID-19.

(a) Except as set forth on Schedule 2.22(a), since March 1, 2020, there has been no material impact (directly or indirectly) as a result of COVID-19 on: (i) the Company’s operation of the its Business (including the financial results of such operations) or; (ii) any of the relationships between the Company and its customers, suppliers, vendors, landlords or Governmental Entities having jurisdiction over the Company (including (A) any default, or circumstances existing that are reasonably likely to give rise to, or serve as a basis for any default by the Company under any Contract related to any of the foregoing, (B) the Company suspending performance or payment under any Contract to which it is a party, and/or (C) extension of credit to any customers).

(b) Except as set forth on Schedule 2.22(b), the Company has not experienced, nor is the Company subject to, any COVID-19 Effects.

(c) The Company has at all times during the COVID-19 pandemic operated in material compliance with the requirements of all applicable Laws, including any Laws enacted in response to COVID-19, including, without limitation, the CARES Act, the Families First Coronavirus Response Act, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Equal Pay Act, Fair Labor Standards Act, Family Medical Leave Act, National Labor Relations Act, and the Occupational Safety and Health Act. Schedule 2.22(c) sets forth the actions taken by the Company with respect to employees, compensation and Company Benefit Plans in response to the COVID-19 pandemic, including employee terminations, furloughs, salary or other pay reductions, pay increases, deferrals of compensation, deferrals of employer funding contributions to or amendments to any Company Benefit Plan. To the Knowledge of the Company, no employee that is critical to the day-to-day operations of the Company is unable to perform his or her duties and responsibilities as a result (directly or indirectly) of COVID-19.

(d) Except as set forth on Schedule 2.22(d), none of the Key Customers or the Key Suppliers (i) has changed, amended, or altered (or requested to alter) its relationship, contractual or otherwise, with the Company as a result (directly or indirectly) of any COVID-19 Effect; (ii) has defaulted, nor does any circumstances exist that are reasonably likely to give rise to, or serve as a basis for any default, in any material respect under any Contract or relationship with the Company; or (iii) to the Knowledge of the Company, has entered into bankruptcy, involuntary bankruptcy, or receivership proceedings.

(e) PPP Loan. The Company received a PPP Loan on May 4, 2020 in the principal amount of $375,360.00 from US Bank (the “PPP Lender”) (the “PPP Loan”). The Company was eligible to apply for and receive its PPP Loan and the Company has complied with all Legal Requirements applicable to its PPP Loan. The Company has expended all of the proceeds of the PPP Loan and used the proceeds of its PPP Loan solely to pay for eligible costs and expenses under the Legal Requirements applicable to its PPP Loan. The Company did not claim an employment retention tax credit under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) with respect to any payroll costs that were necessary to support the full forgiveness of the Company’s PPP Loan. The Company properly completed a forgiveness application reflecting its use of its PPP Loan proceeds and submitted it, together with all required supporting documentation, to the PPP Lender. The Company’s PPP Loan application, forgiveness application, and any other documents provided by the Company in connection with the PPP Loan, including all information contained in supporting documents and forms of such applications or documents, were true and correct in all respects. The Company’s PPP Loan was completely forgiven pursuant to the CARES Act on November 13, 2020.

Section 2.23 Proceedings; Orders.

(a) There is no pending Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Proceeding, that involves the Company, any Seller or any of the Assets or that challenges, or that could be reasonably expected to have the effect of preventing, delaying or making illegal any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could be reasonably expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company made available to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to Proceedings identified in Schedule 2.23(a).

(b) There is no Order to which the Company or any of the Assets is subject.

(c) To the Knowledge of the Company, no director, officer or employee of the Company is subject to any Order that prohibits such director, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Company.

(d) To the Knowledge of the Company, there is no proposed Order that, if issued or otherwise put into effect, could reasonably be expected to have a material adverse effect on the Business or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

Section 2.24 Certain Payments, Etc.

(a) Neither the Company, any officer, director, or, to the Knowledge of the Company, any employee, agent or other Person associated with or acting for or on behalf of the Company or any Seller with respect to the Business, has taken any of the following actions:

(i)  used any corporate funds (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or employee, or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(ii) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Law;

(iii) made any unlawful payment to any Person (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (A) favorable treatment in securing business, or (B) any other special concession; or

(iv)  agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (iii) above.

Section 2.25 Full Disclosure. No representation or warranty or other statement made by the Company in this Agreement (including in the Disclosure Schedules) contains any untrue statement of a material fact or omits to state any material fact necessary to make any of the statements made, in light of the circumstances in which it was made, not misleading in any respect.

Article III
Representations and Warranties of the Sellers

In order to induce Purchaser to enter into this Agreement and consummate the Transactions, each Seller, severally and not jointly, hereby represents and warrants to Purchaser, as of the Closing Date, as follows:

Section 3.1 Power and Authority. Such Seller has all necessary power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the Transactions and to perform each of its obligations under this Agreement and such Transaction Documents. The Transaction Documents have been duly executed and delivered, to the extent such Seller is party thereto, by such Seller.

Section 3.2 Enforceability. The execution and delivery of this Agreement and each of the other Transaction Documents by such Seller and the performance by such Seller of the obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of such Seller. Each of the Transaction Documents to which such Seller is a party constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Ownership of Company Stock. The Sellers are the only Persons owning, directly or indirectly, any equity or other ownership interests or other securities in the Company. All of such shares will be validly transferred hereunder at the Closing to Purchaser, free and clear of any and all Encumbrances. Such Seller has not granted any Person any proxy or other right with respect to the Closing Company Shares.

Section 3.4 No Conflict; Consents. The execution and delivery by such Seller of the Transaction Documents and the consummation by such Seller of the Transactions do not and will not: (a) violate or result in the breach of the terms or provisions of any Contract to which such Seller is a party or by which such Seller or the Shares are bound, or be in conflict with, result in a breach of, constitute (upon the giving of notice or lapse of time or both) a default under or give rise to any termination or acceleration rights (or any other rights adverse to such Seller or the Company) under any such Contract or result in the creation of any Encumbrance upon any of the Assets; or (b) violate any Law applicable to such Seller or the Company. Such Seller is not required to obtain any consent from or provide any notice to any third party (including any Governmental Entity) in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.5 Litigation. There are no Actions pending or, to the Knowledge of such Seller, threatened, brought by or against such Seller or its real or personal property or assets involving or affecting such Seller’s ability to consummate the Transactions.

Section 3.6 No Broker or Finder Fees. Except as disclosed on Schedule 3.6, such Seller has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

Section 3.7 Amounts Owed to the Sellers. The Company does not owe or is not obligated to pay such Seller or any of its respective Affiliates any amount prior to the Closing except pursuant to the Transaction Documents and any Related Party Agreements listed on Schedule 2.16.

Section 3.8 Restricted Securities. Such Seller understands that the shares of Common Stock to be issued as the Closing Share Payment have not been, nor will be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act. Such Seller understands that such shares of Common Stock are characterized as “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, each Seller must hold the shares of Common Stock indefinitely unless such shares are subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Section 3.9 Restrictive Legend. Such Seller understands that certificates evidencing the shares of Common Stock to be issued as the Closing Share Payment may bear the following or substantially similar legends, reflecting the restricted nature of the shares to which such Seller has agreed in this Agreement:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, (II) SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR 144A OF SAID ACT, OR (III) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT IS PROVIDED TO THE COMPANY. THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

Section 3.10 Accredited Investor. Each Seller represents that such Seller is an “accredited investor” as such term is defined in Rule 501(a)(5), (6) or (7) of Regulation D under the Securities Act, and acknowledges that the issuance of Purchaser Parent Common Stock contemplated hereby is being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law. Each Seller is acquiring the shares of Purchaser Common Stock issued pursuant to this Agreement for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act.

Article IV
Representations and Warranties of Purchaser AND PURCHASER PARENT

In order to induce the Sellers to enter into this Agreement and consummate the Transactions, Purchaser or Purchaser Parent, as applicable, represents and warrants to each Seller, as of the Closing Date, as follows:

Section 4.1 Organization and Authority. Each of Purchaser and Purchaser Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Purchaser Parent has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform each of its obligations under this Agreement and the other Transaction Documents.

Section 4.2 Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by each of Purchaser and Purchaser Parent and the performance by each of Purchaser and Purchaser Parent of the obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of each of Purchaser and Purchaser Parent. Each of the other Transaction Documents to which Purchaser is a party constitutes a valid and binding agreement of Purchaser, as applicable, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Valid Issuance of Shares. Assuming the accuracy of each Seller’s representations in Section 3.10, the shares of Common Stock issuable as the Closing Share Payment, when issued, sold and delivered by Purchaser Parent in accordance with the terms of this Agreement for the consideration set forth herein, will be duly and validly issued, fully paid, and nonassessable.

Section 4.4 No Broker or Finder; Fees. Neither Purchaser nor Purchaser Parent has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

Section 4.5 No Conflict; Consents. Assuming the accuracy of the representations and warranties of the Company and the Sellers in Article II and Article III, the execution and delivery by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation by Purchaser of the Transactions do not and will not violate any Law applicable to Purchaser and Purchaser is not required to obtain any consent from or provide any notice to any Governmental Entity in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Article V

Certain Covenants and Agreements

Section 5.1   Tax Covenants.

(a) Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by the Sellers when due. The Sellers’ Representative shall, at his own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Purchaser shall cooperate with respect thereto as necessary).

(b) Cooperation on Tax Matters. Purchaser, the Company, and the Sellers will cooperate, as and to the extent reasonably requested by any other parties, in connection with the filing and preparation of Tax Returns, and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutual convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company, and the Sellers shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any Taxes for which any other Party may have an indemnification obligation under this Agreement.

(c) Tax Returns; Allocation of Taxes.

(i) Following the Closing Date, the Company shall prepare, or cause to be prepared, all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date or for Straddle Periods that are, in each case, due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice, except to the extent otherwise required by applicable Tax Law. The Company shall deliver such Tax Returns to the Sellers’ Representative not less than 30 days prior to the required filing date for the Sellers’ Representative’s review, comment and approval (not to be unreasonably withheld, conditioned, or delayed). Without limiting Purchaser’s right to indemnification, the Sellers shall timely remit to the Company (or cause to be timely remitted to the Company) the Pre-Closing portion (as determined pursuant to Section 5.1(c)(ii)) of any Taxes shown as due on such Tax Returns at least five Business Days prior to the required payment date of such Taxes.

(ii) In the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, the portion of such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement, shall: (1) in the case of any Taxes other than Taxes imposed on income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day prior to the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (2) in the case of any Taxes imposed on income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the day prior to the Closing Date.

Section 5.2   Reasonable Efforts; Further Assurances; Cooperation. From time to time and after the Closing Date, each Party shall (without further consideration) cooperate with the other Parties (and their respective officers, directors, members, managers, employees, agents and advisors) and use its reasonable, good faith efforts (a) to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described in Section 2.3 and Section 3.3 and all regulatory approvals, (b) to execute and deliver to the other Party any additional Contracts reasonably requested by such other Party in order to transfer, convey or assign the Assets to Purchaser and (c) to otherwise effect the Transactions. The Sellers agree to cause the Company to perform its obligations under this Agreement and the other Transaction Documents.

Section 5.3   Confidentiality. The terms of the Transaction Documents and all confidential information disclosed by the Parties in connection with the Transactions shall be kept confidential in accordance with that certain Mutual Non-Disclosure Agreement, dated as of July 19, 2022, by and between Purchaser and the Company (the “NDA”), and shall not be used by any Person, other than in connection with the Transactions. The Sellers hereby agree to become bound by and a party to the NDA and subject to all of the covenants, terms and conditions thereof (including as a “Disclosing Party” or “Receiving Party” thereunder) as though an original party thereto.

Section 5.4   Misdirected Payments and Communications. If any Seller or any of its Affiliated Persons receives any payment or communications related to the Company or the Business after the Closing, such Seller agrees to promptly remit (or cause to be promptly remitted) such funds or communications to the Company.

Section 5.5   Benefit Plan Matters. At least one day before the Closing Date, the Company will terminate each Employee Benefit Plan that is intended to constitute a cash or deferred arrangement under Section 401(k) of the Code, including to the extent necessary, terminating its participation in any multiple employer plan (within the meaning of Section 413 of the Code), spinning off the assets and liabilities attributable to the Company thereunder into a newly established plan and immediately terminating such newly-established plan. The Company will adopt such amendments and take such other actions as are necessary to effectuate the termination in compliance with Applicable Law and the terms of such Employee Benefit Plan and, together with the termination, to be effective no later than the day immediately preceding the Closing Date and reflected in resolutions of Company’s board of directors. Additionally, at Purchaser’s request, and immediately before the Closing Date, the Company will terminate or amend any other Employee Benefit Plans specified by Purchaser at the time and in such manner as Purchaser may direct. Purchaser will have sole and exclusive authority to determine the continuation, termination or amendment of such other Company Benefit Plans in accordance with Applicable Law and the terms of such Employee Benefit Plans. The form and substance of any resolutions or amendments require pursuant to this Section 5.6 will be subject to the prior review and approval of Purchaser, which approval will not be unreasonably conditioned, withheld or delayed. Nothing contained in this Section 5.6, express or implied, will be construed to establish, amend or modify any Employee Benefit Plan or any other plan, program, arrangement, agreement, policy or commitment.

Section 5.6   Employee Retention. Purchaser shall offer employment to commence as of the Closing Date to all Business Employees of the Company, with a base salary or wage rate, as applicable that is no less favorable than that in effect immediately prior to the Closing Date, and such salary or wage rate shall not be reduced for a period of at least twelve months after the Closing Date, provided, that, Purchaser may reduce such salary or wage rate in connection with the dismissal, demotion or suspension of a Business Employee when Purchaser makes a good-faith determination that such dismissal, demotion or suspension is appropriate. Additionally, Purchaser shall credit all Business Employees with service with the Company prior to the Closing for purposes of Purchaser's employee benefit plan and vacation policy. This Section 5.6 shall not create any obligation of Purchaser to retain such Business Employees for any length of time or prevent the Purchaser from changing the terms of employment for any Business Employee after the Closing Date, except as provided in this Section 5.6.

Section 5.7   Repaid Indebtedness. With respect to the Closing Date Indebtedness set forth on Schedule 5.7 (the “Repaid Indebtedness”), the Company has obtained an executed payoff letter (each, a “Payoff Letter”) in form and substance reasonably satisfactory to the Purchaser from the applicable lender or creditor, each of which Payoff Letters includes: (a) the balance required to pay off all obligations arising in connection with such Indebtedness in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, prepayment penalties or interest and the per-diem interest amount (such amounts through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any related Encumbrance or security interest in the Assets, the Transferred Shares or Equity Interests of the Company shall immediately be released; and (c) confirmations of the payments of the Payoff Amounts as of the Closing.

Section 5.8   Lock-Up. During the applicable Lock-Up Period, the Sellers will not, without the prior written consent of the Purchaser Parent (which consent may be withheld at the sole discretion of the Purchaser Parent), directly or indirectly offer, sell (including, without limitation, any short sale), assign, transfer, pledge, contract to sell, or otherwise dispose of, any of the shares of Common Stock issued as the Closing Share Payment. The “Lock-Up Period” shall be the period commencing on and including the date that the applicable shares of Purchaser Parent Common Stock are issued and ending on the day that is six months after the date of such issuance.

Article VI
Indemnification

Section 6.1   Indemnification.

(a) By the Sellers. Subject to the limitations herein, including but not limited to Section 6.1(b) below, the Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliated Persons (the “Purchaser Parties”) from and against any and all Indemnifiable Losses suffered by Purchaser Parties arising out of, due to, or in connection with:

(i) any breach or inaccuracy of any representation or warranty made by the Company or such Seller in Article II or Article III of this Agreement or in any other Transaction Document or any allegation of any third party that, if true, would constitute such a breach or inaccuracy;

(ii) any breach of any covenant, agreement or undertaking made by such Seller in this Agreement or any allegation of any third party that, if true, would constitute such a breach;

(iii) any Closing Date Indebtedness or Closing Date Transaction Costs, to the extent not paid or satisfied in full prior to the Closing;

(iv)   any demand, claim, Action, suit, cause of Action or the like made by any Person claiming to be an owner of any Company Shares which arises out of, or is based upon, having been or allegedly been the owner of any such Company Shares at or prior to the applicable Closing;

(v) any Indemnified Taxes; and

(vi)   events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business or the Assets prior to the Closing.

(b) Limitation on Sellers’ Indemnification.

(i) The indemnification obligations under Section 6.1(a)(i) with respect to the representations and warranties of the Sellers contained in Article II are joint and several obligations; provided, however, subject to all other terms and conditions contained herein, if any Seller is required to indemnify a Purchaser Party arising from a breach of Article II such Seller’s individual indemnity obligation shall be capped at its Proportional Share of any such Indemnifiable Losses. Each Seller’s “Proportional Share” of any Indemnifiable Losses suffered by any Purchaser Party as to such Seller shall equal such Seller’s proportional ownership of the Company as of the Closing, as reflected on Schedule 2.1(b). Notwithstanding the foregoing, nothing in this Section 6.1(b)(i) shall limit Purchaser’s right to set off the full Note Amount pursuant to Section 6.5.

(ii) The indemnification obligations under Section 6.1(a)(i) with respect to the representations and warranties of the Sellers contained in Article III and under Section 6.1(a)(ii) with respect to the covenants of the Sellers contained herein, are several and not joint obligations. Notwithstanding the foregoing, nothing in this Section 6.1(b)(ii) shall limit Purchaser’s right to set off the full Note Amount pursuant to Section 6.5.

(c) By Purchaser and Purchaser Parent. From and after the Closing, Purchaser and Purchaser Parent shall indemnify, defend and hold harmless each Seller and each of its respective Affiliated Persons (the “Seller Parties”) from and against any and all Indemnifiable Losses arising out of or due to:

(i) any breach of any covenant, agreement or undertaking made by Purchaser or Purchaser Parent in this Agreement or any allegation of any third party that, if true, would constitute such a breach; and

(ii) any breach or inaccuracy of any representation or warranty made by Purchaser or Purchaser Parent in Article IV of this Agreement or in any other Transaction Document or any allegation of any third party that, if true, would constitute such a breach or inaccuracy.

Section 6.2 Indemnification Procedure.

(a) If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party (in the case of a claim for indemnification by any Seller or its Affiliates, such notice shall be sent to the Sellers’ Representative). Such notice shall specify the basis for such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any such claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party under this Article VI or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed an Indemnifiable Loss under this Article VI.

(b) Within five Business Days following the final determination of any claim for Indemnifiable Losses made by any of the Purchaser Parties (by mutual agreement or by arbitration pursuant to Section 7.5), such Seller shall be required to promptly pay to Purchaser, by wire transfer of immediately available funds to an account designated in advance by Purchaser, the amount of such Indemnifiable Losses.

(c) Within five Business Days following the final determination of any claim for Indemnifiable Losses made by a Seller, Purchaser shall be required to promptly pay to such Seller, by wire transfer of immediately available funds to an account designated in advance by such Seller, the amount of such Indemnifiable Losses.

Section 6.3 Defense of Claims. In case any third party claim, Action or proceeding is brought against any Indemnified Party in respect of which indemnification may be sought by the Indemnified Party pursuant to this Article VI (a “Claim”), the Parties shall discuss in good faith whether the Indemnifying Party or the Indemnified Party shall control the defense of such Claim; provided, that the Indemnifying Party shall not be able to control such defense without the consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party controls the Claim, it shall not settle or compromise such Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Liability with respect to such Claim, and the Indemnifying Party acknowledges that the Claim is fully indemnifiable hereunder. Each Party shall cooperate with the other Parties in the defense of any Claims and keep the other Parties apprised on a reasonably prompt basis of all material developments with respect to such Claims. This Section 6.3 shall not apply with respect to Claims for Taxes by a Governmental Entity. Costs relating to the defense of Claims pursuant to this Section 6.3 shall be borne by the Indemnifying Party.

Section 6.4   Survival of Representations and Warranties; Limits on Indemnification.

(a) The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing for purposes of this Article VI as follows:

(i) all covenants and agreements of the Parties shall survive the Closing indefinitely, or for such shorter period as shall apply in accordance with their respective terms; and

(ii) the representations and warranties contained in Article II and Article III shall survive until January 1, 2025 (the “Survival Date”); provided, however, that the Fundamental Representations shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations; provided further the representations and warranties forming the basis of any Pending Claims existing as of the applicable survival date shall survive (solely with respect to such Pending Claim) until the final resolution of such Pending Claim.

(b) Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable survival period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim (and the basis for such claim) shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(c) Notwithstanding anything in this Section 6.4 to the contrary, in the event that any breach of any representation, warranty, covenant or agreement by a Party results from the criminal activity of such Party or constitutes fraud, intentional misrepresentation or willful misconduct, such representation, warranty, covenant or agreement shall survive the Closing and continue in full force and effect without any time limitation with respect to such breach.

(d) The Sellers shall not have any indemnification obligation under Section 6.1(a)(i) unless the aggregate of all Losses for which such indemnifying party would, but for this Section 6.4(d), be liable thereunder exceeds on a cumulative basis an amount equal to $150,000, subject to the Cap (as defined in the Section 6.4(e) below) and any and all other limitations provided herein; provided, however, that this Section 6.4(d) shall not apply with respect to Fundamental Representations or to claims based on or involving fraud, intentional misrepresentation, willful misconduct, or bad faith.

(e) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate amount of Indemnifiable Losses that may be recovered by the Purchaser Parties pursuant to Section 6.1(a)(i) shall be $6,000,000 (the “Cap”); provided, that for purposes of this Section 6.4(e), the Cap shall not apply to any claim for Indemnifiable Losses arising from (i) fraud, intentional misrepresentation, willful misconduct, or bad faith (for which Purchaser Parties shall be entitled to recover all Losses) or (ii) any breach or inaccuracy of any Fundamental Representation (for which Purchaser Parties shall be entitled to recover all Losses up an amount equal to the aggregate amount of the Closing Payment including, in respect of any shares of Common Stock issued as such payments, the dollar amount of such shares based on the volume weighted average price per share used in the calculation of the number of such shares issued at the Closing).

(f) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate amount of Indemnifiable Losses that may be recovered by Seller Parties under this Agreement shall be an amount equal to the Cap; provided, that that for purposes of this Section 6.4(f) the Cap shall not apply to any claim for Indemnifiable Losses arising from fraud, intentional misrepresentation or willful misconduct.

(g) For purposes of this Article VI, “material”, “materiality”, “in all material resects” and similar qualifiers and the “Knowledge of the Company” shall be disregarded for purposes of determining the amount of Indemnifiable Losses from any breach of representation or warranty.

(h) If any Indemnifiable Losses sustained by an Indemnified Party are covered by an insurance policy, the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds. The amount of any Indemnifiable Losses payable by an Indemnifying Party under this Article VI shall be net of any amounts actually received by the Indemnified Party under applicable insurance policies. If the Indemnified Party receives any amounts under applicable insurance policies for any Indemnifiable Losses subsequent to an indemnification payment by an Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (so long as the Indemnified Party is first made whole for all Indemnifiable Losses).

(i) The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations set forth herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 6.5   Right of Set Off. Purchaser may set off any amount to which any Purchaser Party may be entitled under this Article VI against any amount otherwise payable by Purchaser or its Affiliates to the Sellers or any of their Affiliates pursuant to this Agreement; provided, however that to the extent that an indemnification claim arises before the Second Note Payment Date, the Purchaser must first satisfy such claims by reducing any remaining Note Amount before seeking payment directly from the Sellers; provided further, that if, and for so long as, Sellers’ Representative objects in good faith to the amount or validity of such set off prior to final adjudication of any such dispute, Purchaser may not set off against any amount otherwise payable by Purchaser or its Affiliates to the Sellers or any of their Affiliates pursuant to this Agreement without an order from a court of competent jurisdiction. Purchaser and Sellers agree that pending final adjudication of any such dispute pursuant to this Section 6.5, Note Amount shall not be reduced with respect to such amount in dispute. The exercise of such set off right or the retention of any amount in dispute in good faith will not constitute a breach or event of default under this Agreement relating to any amount against which the set off is applied. If such claim arises after the Second Note Payment Date or if the amount to which the Purchaser Party is entitled exceeds the then-remaining Note Amount, Purchaser may seek payment directly from the Sellers. Other than as described in this Section 6.5, Purchaser’s rights to indemnification under this Article VI shall not be in any manner limited by or to this right of set off.

Section 6.6   Adjustment to Purchase Price. Each of the Parties hereto agrees that any indemnification payments received pursuant to this Article VI are an adjustment to the purchase price payable to such Seller pursuant to Article I for Tax purposes.

Article VII
Miscellaneous Provisions

Section 7.1 Entire Agreement; Amendment; Waiver. This Agreement, the NDA and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior agreements, representations and understandings, both written and oral, of the Parties and the rights and remedies of the Parties hereto with respect to the subject matter of this Agreement shall be governed by the express terms hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective permitted legal representatives, heirs, successors and assigns.

Section 7.2 Counterparts; Copies. This Agreement and any amendments hereto may be executed by the Parties hereto in several counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all Parties have not signed the same counterpart, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 7.3 Expenses. Except as otherwise specifically provided herein, Purchaser and the Sellers shall each respectively be responsible for their own fees and expenses regarding the Transactions.

Section 7.4 Notices. Any notice or other communication required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such Party and delivered personally or sent by email transmission or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

To Purchaser, Purchaser Parent

or the Company:                                             c/o Akoustis Technologies, Inc.

985 Northcross Center Court, Suite A

Huntersville, NC 28078

Attention: General Counsel

Email: dwright@akoustis.com

with a copy

(which shall not constitute notice) to:            K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, NC 28202

Attention: Sean M. Jones; Coleman Wombwell

Telephone: (704) 331-7406; (704) 331-7551

Email: sean.jones@klgates.com; coleman.wombwell@klgates.com

To Sellers’ Representative or

any Seller:                                                       c/o Joe Collins

[****]

[****]

Email: [****]

with a copy

(which shall not constitute notice) to:            Hanson Bridgett LLP

1676 North California Blvd., Suite 620

Walnut Creek, CA 94596

Attention: Eric Clarke

Telephone: (925) 746-8470

Email: eclarke@hansonbridgett.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or by email transmission, or (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail.

Section 7.5  Governing Law; Attorneys' Fees. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflicts of laws. In the event that any action or proceeding is commenced to enforce or interpret this Agreement, then, in addition to all other remedies to which it is entitled, but without duplication, the prevailing party shall be awarded its reasonable attorneys' fees and costs.

Section 7.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION.

Section 7.7 Exhibits. All exhibits, schedules and attachments to this Agreement and all exhibits, schedules and attachments thereto are hereby incorporated by reference into this Agreement and hereby made a part hereof (whether or not physically attached hereto or thereto). A list of disclosure schedules so incorporated by reference is attached hereto as Exhibit B.

Section 7.8 Captions; Headings. Articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular section in this Agreement shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedules to which such disclosure is referenced or cross-referenced or to where the relevance of such disclosure is readily apparent.

Section 7.9 No Third-Party Beneficiary. Except for the Seller Parties and the Purchaser Parties as provided in Article VI, the Parties do not intend to confer any benefit under this Agreement on anyone other than the Parties hereto, and nothing contained in this Agreement shall be deemed to confer any such benefit on any such other Person.

Section 7.10 Assignment. No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party will also be a reference to the successors and permitted assigns thereof.

Section 7.11  Severability. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, legal and enforceable, the provision shall have the meaning which so renders it valid, legal and enforceable. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is determined to be invalid, unenforceable or illegal under present or future laws, such determination shall not affect any other provision of this Agreement or the application of such provision to any other person or circumstance, all of which shall remain in full force and effect. If any provision of this Agreement is deemed invalid, illegal or unenforceable, the Parties hereby agree to submit to as similar a provision as possible that is valid, legal and enforceable.

Section 7.12  Drafting. The Parties acknowledge and confirm that they or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one Party or counsel for any one Party. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other representation or warranty. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another. As used herein, the terms “include,” “includes,” and “including” are not limiting, the word “or” is disjunctive, but not necessary exclusive and the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any materials “made available” or “provided” to Purchaser shall mean that such materials were posted to the electronic dataroom created by the Sellers or the Company for the Transactions at least two Business Days prior to the Closing Date.

Section 7.13 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 7.14 Relationship Among Sellers.

(a) Each Seller hereby irrevocable appoints Collins (such person, when acting in such capacity, the “Sellers’ Representative”) as the sole representative of the Sellers to act as the agent and on behalf of Sellers regarding any matter relating to the Transaction or Transaction Documents, including for the purposes of (i) making decisions with respect to the determination of the Closing Payment (and the components thereof) and any other amounts due or determinations made under Section 1.2, including any determinations and settling any matter in connection with the adjustments to the Closing Payment, (ii) determining whether the Closing deliverables required under Section 1.2 have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative in his sole discretion, (iii) interpreting the terms and provisions of the Transaction Documents, (iv) executing and delivering and receiving deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions, (v) agreeing to any amendment of any Transaction Documents or any waiver of any right under any Transaction Documents, (vi) receiving service of process in connection with any claims under the Transaction Documents, (vii) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in his sole discretion, in connection with a claim for indemnification under Article VI hereof, including negotiating or entering into settlements or compromises of any indemnification claim, (viii) taking all actions necessary or appropriate, as determined by the Sellers’ Representative, in his sole discretion, in connection with the Transaction Documents and the Transactions, and (ix) exercising such rights, power or authority as are incidental to the foregoing. The Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with the Transaction Documents in writing and signed by the Sellers’ Representative.

(b) Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transactions, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Transactions, including the sale of such Seller’s portion of the Company Shares as fully to all intents and purposes as such Seller might or could do in person. The Sellers’ Representative hereby acknowledges and accepts such appointment to act as the agent and attorney-in-fact for the Sellers as outlined in this Section 7.14.

(c) Except for actual, intentional fraud or willful misconduct on his part, the Sellers’ Representative shall have no liability to any Seller under the Transaction Documents or any other document executed or delivered in connection with the Transactions, or in connection herewith, for any action or omission by the Sellers’ Representative on behalf of Sellers. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and, without limiting the generality of the foregoing provisions of this Section 7.14(c), for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to any Seller or any other Person in connection therewith. IN NO EVENT SHALL THE SELLERS’ REPRESENTATIVE BE LIABLE TO ANY SELLER HEREUNDER OR IN CONNECTION HEREWITH FOR ANY SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITH RESPECT TO ANY LOST REVENUES OR LOST PROFITS).

(d) The Sellers’ Representative shall be indemnified by Sellers for and shall be held harmless by the Sellers against any damages incurred by the Sellers’ Representative relating to his conduct as Sellers’ Representative, other than any damages that have been finally determined by a court of competent jurisdiction to result from the Sellers’ Representative’s actual, intentional fraud or willful misconduct in connection with his performance hereunder.

(e) All of the immunities, powers, authority and rights to indemnification, granted or provided to the Sellers’ Representative under this Agreement shall survive the Closing. The grant of authority provided for herein is coupled with an interest and shall be irrevocable without the consent of the Sellers’ Representative and survive the death, incapacity, bankruptcy, dissolution, winding up or liquidation of any Seller; provided, however, that, in the event of the death of the Sellers’ Representative, the executor of the Sellers’ Representative’s estate may appoint a successor to the Sellers’ Representative, which successor shall have all the immunities, powers, authority and rights to indemnification of the Sellers’ Representative provided for in this Section 7.14.

(f) After Closing, a decision, act, consent or instruction of the Sellers’ Representative with respect to this Agreement, will constitute a decision of all the Sellers and will be final, binding and conclusive upon each Seller, and the Company, Purchaser and Purchaser Parent may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller. Any notice or communication delivered by the Purchaser, or the Company to the Sellers’ Representative in accordance with the provisions of this Agreement shall be deemed to have been delivered to all Sellers. The Purchaser, Purchaser Parent and the Company, and their respective Affiliates, shall be entitled to rely exclusively upon any communication or writings given or executed by the Sellers’ Representative in connection with actions taken pursuant to Section 1.2 hereof and any claims for indemnity pursuant to this Agreement and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, under seal, by their respective duly authorized officers, effective on the date and year first above written.

PURCHASER:

AKOUSTIS, INC.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer

PURCHASER PARENT:

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, under seal, by their respective duly authorized officers, as applicable, effective on the date and year first above written.

SELLERS’ REPRESENTATIVE:

By:	/s/ Joseph Collins
Name:	Joseph Collins

SELLERS:

SAIRA Y. HAQ, TRUSTEE, NON-EXEMPT MARITAL TRUST CREATED MAY 26, 2006 UNDER THE TERMS OF THE HAQ LIVING TRUST DATED APRIL 12, 1989

By:	/s/ Saira Y. Haq
Name:	Saira Y. Haq
Title:	Trustee

By:	/s/ Laila Collins
Name:	Laila Collins

By:	/s/ Nabila Haq
Name:	Nabila Haq

By:	/s/ Yousuf Haq
Name:	Yousuf Haq

By:	/s/ Joseph Collins
Name:	Joseph Collins

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, under seal, by their respective duly authorized officers, effective on the date and year first above written.

COMPANY:

GRINDING AND DICING SERVICES, INC.

By:	/s/ Joseph Collins
Name:	Joseph Collins
Title:	Chief Executive Officer

EXHIBIT A

DEFINED TERMS

Definitions. The following terms, as used herein, have the following meanings:

“Action” means any action, suit, arbitration, claim, complaint, charge, mediation, proceeding, audit or investigation by or before, or could be brought by or before (for threatened Actions), any Governmental Entity.

“Actual Working Capital” shall have the meaning provided in Section 1.3(b).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Affiliated Persons” of any specified Person means (i) any Affiliate of such Person or any other Person in which such Person has an equity interest, (ii) if such Person is an individual, such Person’s immediate family members and their respective Affiliates, and (iii) any of the Affiliates, equityholders, successors, assigns, officers, managers, directors, agents or employees of any of the foregoing.

“Aggregate Cash Payment” means, together, the Closing Cash Payment and the Note Amount.

“Agreement” shall have the meaning provided in the section title STOCK PURCHASE AGREEMENT.

“Anti-Corruption or Anti-Bribery Law” means, collectively (a) the U.S. Foreign Corrupt Practices Act of 1977; and (b) any other applicable U.S. or non-U.S. anti-corruption or anti-bribery law or regulation; and (c) any rules, regulations or directives related to any of the foregoing.

“Asset” shall mean any real, personal, mixed, tangible or intangible property of any nature of the Company, including cash, readily marketable securities, cash-equivalent liquid assets, prepayments, deposits, security deposits under any leases, escrows, Receivables, Tangible Property, or Contracts to which the Company is a party, intangibles of the Company, Company Intellectual Property Rights, goodwill and other intangibles, and claims, causes of Action other legal rights and remedies of the Company.

“Balance Sheet” shall have the meaning provided in Section 2.5(a).

“Business” shall have the meaning provided in the section titled RECITALS.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York City, New York.

“Business Employees” shall have the meaning provided in Section 2.14(a).

“Cap” shall have the meaning provided in Section 6.4(d).

“CARES Act” shall have the meaning provided in Section 2.22(e).

“CEO Employment Agreement” means the employment agreement entered into between the Purchaser and Collins, dated as of the Closing Date in substantially the form as attached hereto as Exhibit C.

“Closing” shall have the meaning provided in Section 1.1.

“Closing Cash Payment” shall have the meaning provided in Section 1.2(a).

“Closing Company Shares” shall have the meaning provided in Section1.1.

“Closing Date” shall have the meaning provided in Section 1.1.

“Closing Date Indebtedness” means any Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Closing Date Transaction Costs” means any costs, payables, fees, disbursements and expenses incurred by the Company or the Sellers in connection with the negotiation, preparation or execution of the Transaction Documents and the consummation of the Transactions, including fees and expenses of the Company’s or any Seller’s financial advisors, legal counsel, investment bankers, accountants and auditors, whether accrued for or not, that are unpaid immediately prior to the Closing, and including, for clarity, bonuses, discretionary payments, severance payments, retention payments or change-in-control payments payable by the Company or any of its Affiliates to any employee arising in connection with or related to the Transactions, including the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any compensatory payment made in connection therewith.

“Closing Payment” shall have the meaning provided in Section 1.2(a).

“Closing Share Payment” shall have the meaning provided in Section 1.2(a).

“Closing Statement” shall have the meaning provided in Section 1.3(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collins” shall have the meaning provided in the Section titled STOCK PURCHASE AGREEMENT.

“Common Stock” means the common stock, par value $0.001 per share, of Purchaser Parent.

“Company” shall have the meaning provided in the section titled STOCK PURCHASE AGREEMENT.

“Company Bank Accounts” means the Company’s accounts with US Bank having account numbers ending in 6289.

“Company Benefit Plans” shall have the meaning provided in Section 2.15(a).

“Company Intellectual Property Rights” means (a) all Intellectual Property Rights for which the Company holds or purports to hold any license or rights, and (b) all Company-Owned Intellectual Property Rights.

“Company-Owned Intellectual Property Rights” means all Intellectual Property Rights that the Company owns or purports to own.

“Company Registered Intellectual Property Rights” shall have the meaning provided in Section 2.13(a).

“Company Shares” shall have the meaning provided in the section titled RECITALS.

“Company Shares Amount” shall have the meaning provided in Section 1.1.

“Contracts” means all contracts, leases, licenses, arrangements, indentures, notes, bonds, mortgages, loans, instruments, guaranties and other agreements (including any amendments and other modifications thereto, but excluding all purchase orders) to which the Company is a party or which is otherwise binding on the Company (whether oral, written or otherwise).

“Contributor” shall have the meaning provided in Section 2.13(e).

“COVID-19” means the diseases caused by SARS-CoV-2 virus or COVID-19, and any evolutions or mutations thereof or related and/or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Effect” means any event, condition, state of facts, change, occurrence, circumstance or development related to: (a) the presence, transmission, threat or fear of COVID-19; or (b) any mandatory or advisory restriction, quarantine, “shelter in place”, “stay at home”, workforce reduction, remote or telework policy, social distancing, shut down, closure, sequester or other Law issued by any Governmental Entity in connection with or in response to COVID.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dispute Notice” shall have the meaning provided in Section 1.3(d).

“Effective Date” shall have the meaning provided in the section titled STOCK PURCHASE AGREEMENT.

“Employee Benefit Plan” means (i) each employee benefit plan as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (ii) all Contracts with employees, consultants or contractors entered into in connection with such individual’s provision of services to the Company, (iii) any equity bonus, equity purchase, option, restricted equity, appreciation right, profits interest, profit sharing, retention, severance, change in control, transaction, bonus, deferred compensation, incentive or similar equity-based plan or agreement and (iv) each retirement, welfare, insurance or fringe benefit plan or arrangement, whether or not subject to ERISA and whether or not funded, including, without limitation, deferred compensation, severance, change of control, bonus, vacation, paid time off, incentive, health, disability and other welfare benefit plans.

“Employment Contract” means the, collectively, the offer letters and the Confidentiality, Non-Compete and Non-Solicitation Agreements, each dated as of the date hereof, by and between Purchaser and certain employees of the Company.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except, with respect to equity interests, restrictions on transfer under applicable securities laws.

“Environmental Law” means any Law or Permit relating to the regulation or protection of the environment, occupational or human health and safety, or to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and the Pollution Prevention Act of 1990, (42 U.S.C. § 13101 et seq.) and the state and local counterparts thereof..

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” shall have the meaning provided in Section 2.5(a).

“Financial Statements Date” shall have the meaning provided in Section 2.5(a).

“First Note Payment” shall have the meaning provided in Section 1.4(a).

“First Note Payment Date” shall have the meaning provided in Section 1.4(a).

“Fundamental Representations” shall mean Section 2.1 (Organization and Power of the Company; Capitalization), Section 2.2 (Due Authorization; Enforceability), Section 2.12 (No Broker or Finder; Fees), Section 2.16 (Related Party Transactions), Section 2.20 (Environmental), Section 3.1 (Power and Authorization), Section 3.2 (Enforceability), Section 3.5 (No Broker or Finder; Fees) and Section 3.6 (Amounts Owed to the Sellers).

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any arbitrator, court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Guaranty Agreement” means the Guaranty and Security Agreement entered into between the Purchaser and the Sellers’ Representative, dated as of the Closing Date, in the form agreed by the Purchaser and the Sellers’ Representative.

“Hazardous Substance” means any waste, pollutant, contaminant, toxic substance or hazardous substance or waste regulated by, or for which liability or standards of care are imposed by, any Environmental Law, including, without limitation, petroleum, including crude oil or any fraction thereof, any radioactive material, polychlorinated biphenyls and asbestos in any form or condition.

“Indebtedness” means with respect to the Company, without duplication, any and all (i) indebtedness for money borrowed from others and purchase money indebtedness, in each case whether secured or unsecured or evidenced by notes, debentures, bonds or other debt instruments; (ii) all obligations evidenced by bonds, debentures, notes, letters of credit, or similar instruments; (iii) all obligations in respect of any interest rate swap, hedge, collars or cap agreement (including any amounts payable in connection with the termination or settlement of hedging obligations); (iv) accrued but unpaid interest expense and unpaid penalties, fees, fines, charges and prepayment premiums; (v) capital lease obligations of the Company, including all vehicle and equipment leases of the Company; (vi) off-balance sheet financing, including synthetic leases and project financing; (vii) obligations for the deferred purchase price of property or services, including all earn out, installment and similar contingent payment obligations arising from the acquisition of any business; (viii) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (ix) indebtedness secured by a mortgage, security interest or other Encumbrance; (x) all obligations in respect of any deferred compensation, bonus or incentive plan, agreement, arrangement or policy sponsored or maintained by the Company, including the employer portion of any payroll, social security, unemployment or similar Taxes attributable thereto; (xi) any credit balances owed to customers; (xii) amounts or obligations in respect of any capital expenditures to be made or paid prior to Closing that are not made or paid in full prior to the Closing; (xiii) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transaction; (xiv) guarantees of any of the items set forth in the foregoing clauses (i) through (xiii) or any other guarantee of any indebtedness or obligation of a third party; (xv) all outstanding principal, accrued and unpaid interest (or interest equivalent), expenses, fees, penalties, prepayment premiums or penalties, make-whole payments, consent or breakage fees, and other amounts payable, with respect to the items in each of the foregoing clauses (i) through (xiv).

“Indemnifiable Losses” with respect to any claim by an Indemnified Party for indemnification pursuant to this Agreement, means any and all losses, Liabilities, claims, penalties, damages, obligations, decline in value, payments, fines, costs and expenses (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and costs of investigation and reasonable attorneys’ fees actually incurred in connection therewith), including without limitation all consequential and incidental damages of any kind (including with respect to financial earnings, diminution of value and multiple of earnings) suffered by such Indemnified Party (it being understood that in calculating Indemnifiable Losses incurred by the Purchaser Parties no discount shall be applied in light of any proportional equity interest.

“Indemnified Party” means the Seller Parties having a right to be indemnified by Purchaser on the one hand, or the Purchaser Parties having a right to be indemnified by the Sellers on the other hand, as the case may be, pursuant to Section 6.1.

“Indemnified Taxes” means (a) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods (or portions thereof) ending on or prior to the Closing Date, (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of the Company being a member of an affiliated, consolidated, combined or unitary group for any Tax period, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar applicable state, local or foreign Tax Law), and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the Company being liable for another Person’s Taxes as a transferee or successor, by Contract or otherwise by operation of Law.

“Indemnifying Party” means a Seller having an obligation to indemnify the Purchaser Parties on the one hand, or Purchaser having an obligation to indemnify the Seller Parties on the other hand, as the case may be, pursuant to Section 6.1.

“Insurance Contracts” shall have the meaning provided in Section 2.19.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with (i) patents, patent applications, patent disclosures, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and other designations of origin and registrations and applications for registration thereof together with all of the goodwill associated therewith (“Marks”), (iii) copyrights (registered or unregistered) and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors, and registrations and applications for registration thereof (“Copyrights”), (iv) mask works and registrations and applications for registration thereof, (v) computer software programs, applications, data, data bases and related technical documentation, (vi) trade secrets (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”), (vii) Internet domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and (viii) other similar or equivalent intellectual property rights anywhere in the world.

“IRS” shall have the meaning provided in Section 2.15(a).

“IT Assets” means all software, computer systems, personal computers, laptops, notebook computers, mobile phones and other personal computing devices, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference and resource materials relating thereto, and associated contracts and contract rights (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements).

“Key Customers” shall have the meaning provided in Section 2.18.

“Key Suppliers” shall have the meaning provided in Section 2.18.

“Knowledge” means (i) with respect to the Company, all facts known by Collins, Laila Collins, Yuriko Haq and Company management on the date hereof or which would be known after reasonable inquiry and the exercise of reasonable diligence with respect to the matters at hand and (ii) with respect to the Sellers, all facts known by any Seller on the date hereof or which would be known after reasonable inquiry and the exercise of reasonably diligence with respect to the matters at hand.

“Laws” mean all statutes, laws, rules, codes, regulations, rulings, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Lease” means the three-year lease agreement by and between the Company and the lessor of the Company’s current facilities with the terms of such lease to be acceptable to Purchaser including the option for the Company to extend the lease for up to two additional three-year terms.

“Leased Real Property” shall have the meaning provided in Section 2.6.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means any liability, Indebtedness, obligation, damages, loss, expense or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lock-Up Period” shall have the meaning provided in Section 5.8.

“Market Disruption Event” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company; (b) a material impairment of the ability of the Company to perform in any material respect its obligations under any Transaction Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any material provision of any Transaction Document.

“Material Contracts” shall have the meaning provided in Section 2.10(a).

“NDA” shall have the meaning provided in Section 5.3.

“Note” shall have the meaning provided in Section 1.2(b).

“Note Amount” shall have the meaning provided in Section 1.2(b).

“Restrictive Covenant Agreement” means the restrictive covenant agreement to be executed by each Seller in substantially the form as attached hereto as Exhibit D.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) Contract with any Governmental Entity that is or has been entered into in connection with any Proceeding.

“Ordinary Course” means the ordinary course of business consistent with past practices of the Company.

“Organizational Documents” means the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date of a Person.

“Party” shall have the meaning provided in the section titled STOCK PURCHASE AGREEMENT.

“Payoff Amounts” shall have the meaning provided in Section 5.7.

“Payoff Letter” shall have the meaning provided in Section 5.7.

“PCI-DSS” means all applicable portions of the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Counsel (i.e., the Payment Card Industry Data Security Standards), as amended from time to time.

“Pending Claims” means claims for recovery of Indemnifiable Losses pursuant to Section 6.1(a) that are pending at any time prior to the Survival Date.

“Permits” means all notifications, licenses, permits (including but not limited to those required by all Environmental Laws, as well as construction and operation related permits), consents, qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable and (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course, for which payment of monies is not yet delinquent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, labor union, unincorporated organization or Governmental Entity.

“Personal Information” means any information that identifies a particular individual and, when referring to a Law concerning the privacy or security of Personal Information, has the same meaning as the similar or equivalent term defined under such Law.

“PPP Lender” shall have the meaning provided in Section 2.22(e).

“PPP Loan” shall have the meaning provided in Section 2.22(e).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means (a) all applicable Laws and contractual and fiduciary obligations related to data privacy, data protection, data security or marketing, including the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018), as amended, including any nation’s implementing legislation and the equivalent laws of Switzerland, and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), the California Consumer Privacy Act of 2018, as amended (Cal. Civ. Code §§ 1798.100 to 1798.199), the Children’s Online Privacy Protection Act, the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, state biometric privacy laws, the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities, and all other applicable data protection laws of the jurisdictions in which Seller or any of its Affiliates operate the Business or from which Seller or any of its Affiliates receive Protected Information in connection with the Business, as currently in effect and as may be amended from time to time; (b) the internal privacy policy of Seller and its Affiliates and any public statements that Seller and its Affiliates have made regarding its privacy policies and practices; (c) third party privacy policies with which Seller or its Affiliates have been or is contractually obligated to comply with respect to the conduct of the Business; and (d) any rules of any applicable self-regulatory organizations in which Seller or its Affiliates are or have been a member and/or with which Seller or its Affiliates are or have been contractually obligated to comply.

“Privacy Policy” means any past or current written internal or external data privacy and security policies and statements of Seller and its Affiliates applicable to the Business.

“Proceeding” shall mean any Action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Entity or any arbitrator or arbitration panel.

“Protected Information” means (a) Personal Information, (b) any other information that is governed, regulated or protected by one or more Privacy Laws, and (c) any information that is covered by PCI-DSS.

“Purchase Price” shall have the meaning provided in Section 1.2.

“Purchaser” shall have the meaning provided in in the section titled STOCK PURCHASE AGREEMENT.

“Purchaser Parent” shall have the meaning provided in in the section titled STOCK PURCHASE AGREEMENT.

“Purchaser Parties” shall have the meaning provided in Section 6.1(a).

“Receivables” shall include all receivables or rights to payment of any nature arising from the sale of any products or services offered by the Company.

“Registered Intellectual Property Rights” means all United States, international or foreign (i) issued Patents and Patent applications, (ii) registered Marks and applications to register Marks, (iii) registered Copyrights and applications for Copyright registration, (iv) domain name registrations, and (v) all other Intellectual Property that are registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

“Related Party Agreement” shall have the meaning provided in Section 2.16.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

“Relevant Stock Exchange” means the Nasdaq Capital Market or, if the Common Stock is not then listed on the Nasdaq Capital Market, the principal other national or regional securities exchange or market on which the Common Stock is listed or admitted for trading.

“Remediation” means any action required by a Governmental Entity or necessary pursuant to Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances; or (c) perform pre remedial studies and investigations and post remedial monitoring and inspection.

“Repaid Indebtedness” shall have the meaning provided in Section 5.7.

“Resolution Accountants” shall have the meaning provided in Section 1.3(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Note Payment” shall have the meaning provided in Section 1.4(b).

“Second Note Payment Date” shall have the meaning provided in Section 1.4(b).

“Securities Act” shall have the meaning provided in Section 3.8.

“Security Breach” shall have the meaning provided in Section 2.13(i).

“Seller” shall have the meaning provided in the section titled STOCK PURCHASE AGREEMENT.

“Seller Parties” shall have the meaning provided in Section 6.1(b).

“Sellers’ Representative” shall have the meaning provided in Section 7.14.

“Straddle Period” means a Taxable period that begins on or before, and ends after the Closing Date.

“Survival Date” shall have the meaning provided in Section 6.4(a)(ii).

“Tangible Property” shall mean all equipment, leaselines, materials, inventory, prototypes, tools, supplies, furniture, fixtures, improvements and all other tangible assets of the Company.

“Target Working Capital” shall have the meaning provided in Section 1.3(a)(i).

“Tax Return” means any report, return, bill, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto and any estimated returns and any amendment thereof.

“Taxes” (and with correlative meanings, “Tax”, “Taxable” and “Taxing”) means (i) any and all federal, state, local, foreign or other taxes, assessments, charges, duties, fees, levies and other governmental charges (however denominated or computed, and including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment, worker’s compensation, unclaimed property and escheat, disability, transfer, sales, use, production, lease, transaction privilege, excise, severance, windfall profits, profits, license, occupation, registration, stamp, premium, environmental, natural resources, documentary or documentation, customs duties, tariff, import, alternative or add-on minimum, ad valorem, net worth, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, in each case whether disputed or not and (ii) Liability for the payment of any amounts of the type described in clause (i) as a transferee or successor, by Contract, from any express or implied obligation to indemnify, assume or succeed to the Liability of any other Person, or otherwise.

“Transfer Taxes” shall have the meaning provided in Section 5.1(a).

“Transaction Documents” means this Agreement, the Note, the Guaranty Agreement, and any certificates, Contracts or documents contemplated to be delivered hereunder or in connection herewith.

“Transactions” shall mean (a) the execution and delivery of this Agreement and the respective Transaction Documents and (b) all of the transactions contemplated by this Agreement and the respective Transaction Documents, including, but not limited to: (i) the transfer of the Closing Company Shares by the Sellers to Purchaser, (ii) the payment of the Closing Payment by Purchaser to the Sellers in accordance with this Agreement; and (iii) the performance by the Sellers, the Company and Purchaser of their respective obligations under this Agreement and the Transaction Documents and the exercise by the Sellers, the Company and the Purchaser of their respective rights under this Agreement and the Transaction Documents.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“WARN Act” means the Workers Adjustment and Retraining Notification Act and all similar state Laws.

“Warranty” shall have the meaning provided in Section 2.17.

“Working Capital” shall have the meaning provided in Section 1.3(a).

EXHIBIT B

DISCLOSURE SCHEDULES

A list of Disclosure Schedules is set forth below for convenience of reference:

1.	Schedule 1.2(c)(vii): Related Party Agreements to be Retained

2.	Schedule 1.2(c)(x): Consents, Notices, Approvals, Waivers, and Authorizations

3.	Schedule 1.3(a): Working Capital Example

4.	Schedule 2.1(a): List of Jurisdictions

5.	Schedule 2.1(b): Capitalization

6.	Schedule 2.1(c): Outstanding Options, Warrants, Etc.

7.	Schedule 2.3: Conflicts; Consents

8.	Schedule 2.4(b): Permits

9.	Schedule 2.5(a): Financial Statements

10.	Schedule 2.6: Leased Real Property

11.	Schedule 2.7: Change in Business

12.	Schedule 2.7(i): Bonuses and Salary Increases

13.	Schedule 2.9(a)(i): Assets

14.	Schedule 2.9(a)(ii): Encumbrances

15.	Schedule 2.9(c): Location of Tangible Property

16.	Schedule 2.10(a): Material Contracts

17.	Schedule 2.11(b): Audited Tax Returns

18.	Schedule 2.12: Broker or Finder; Fees

19.	Schedule 2.13(a): Company Registered Intellectual Property Rights

20.	Schedule 2.13(c): Notices of Intellectual Property Infringements

21.	Schedule 2.13(d): License Fees

22.	Schedule 2.13(e): Contributors

23.	Schedule 2.14(a): Employees and Contractors

24.	Schedule 2.14(b): Collective Bargaining Agreements

25.	Schedule 2.14(d): At-Will Employees

26.	Schedule 2.15(a): Company Benefits Plans

27.	Schedule 2.15(b): Contributions to Title IV of ERISA Company Benefit Plans

28.	Schedule 2.16: Related Party Agreements

29.	Schedule 2.17: Product and Service Warranties

30.	Schedule 2.18(a): List of Key Customers

31.	Schedule 2.18(b): List of Key Suppliers

32.	Schedule 2.19: Insurance Policies

33.	Schedule 2.20(f): Environmental Indemnification

34.	Schedule 2.22(a): COVID-19 Material Impacts

35.	Schedule 2.22(b): COVID-19 Effects

36.	Schedule 2.22(c): COVID-19 Actions

37.	Schedule 2.22(d): COVID-19 Effects on Customers and Suppliers

38.	Schedule 2.23(a): Proceedings, Orders

39.	Schedule 3.6: Broker; Finder Fees

40.	Schedule 5.7: Repaid Indebtedness